UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TTEC Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

OUR VISION

We are transforming our company to help our clients transform theirs. Every interaction we have with our clients, their customers, our colleagues and the communities where we operate is guided by this vision and these values.

Purpose

Deliver humanity to business.

Vision

Leading the world's most respected organizations to create and grow emotionally connected, valuable, lasting relationships.

Mission

Accelerate growth by simplifying and personalizing interactions that build deep engagement between people and brands.

OUR VALUES

Lead every day

We lead every day at every level to achieve results. We know that courageous, authentic leadership translates into positive impact.

Seek first to understand

We delight customers every chance we get. We strive to see the world through the eyes of our clients, their customers and our colleagues.

Do the right thing

We expect the highest degree of integrity from ourselves and each other. We act with honesty and respect in everything we do.

Act as one

We're stronger together – one company with one purpose and one team. We work together and have each others' backs.

Reach for amazing

We are innovators who make amazing things possible. We spark creativity and never accept "can't."

Live life passionately

We believe in our purpose and live it with intensity. We celebrate, laugh and have fun together.

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April 11, 2022

Dear Stockholders:

It is my pleasure to invite you to join us at the Annual Meeting of Stockholders of TTEC Holdings, Inc. The meeting will be held on Wednesday, May 25, 2022, at 10:00 a.m., Mountain Daylight Time, and will be conducted virtually. You will be able to attend the Annual Meeting, vote and submit your questions during the live webcast of the meeting by visiting http://www.virtualshareholdermeeting.com/TTEC2022 and entering the 16-digit control number included in our notice of internet availability within the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

We elected to provide access to our proxy materials via the internet under the SEC’s internet notice and access rules. In our business, we are focused on improving the engagement between our clients and their customers. Our aspirations with respect to our stockholders are no different. We believe that by making our proxy materials available via the internet, we enhance our stockholders’ experience in accessing our information, understanding our business, and the way in which TTEC is governed and managed to maximize our stockholder value and our clients’ and employees’ experience. By providing the proxy materials via the internet, we also reduce the environmental impact of our Annual Meeting, which is consistent with our ongoing ESG (environmental-social-governance) goals.

For additional information about the Annual Meeting, please see the Important Information About the Proxy Materials and Voting Your Shares section of this Proxy Statement.

PLEASE VOTE

Your vote is important. Whether or not you plan to attend the Annual Meeting via the webcast, we encourage you to read these materials carefully and promptly vote your shares. There are several ways you can vote: via the internet, by telephone, by mailing the enclosed proxy or by attending our Annual Stockholders Meeting virtually. Please vote as soon as possible to ensure that your vote is recorded promptly. If you hold shares in a brokerage account, your broker will not be able to vote your shares on most matters unless you provide your voting instructions.

On behalf of the Board of Directors and all TTEC employees, thank you for your continued confidence in TTEC and our business.

Very truly yours,

KENNETH D. TUCHMAN
Chairman and Chief Executive Officer

TTEC Global Headquarters

9197 South Peoria Street

Englewood, Colorado 80112

II

Notice of 2022 Annual Meeting of Stockholders

Wednesday, May 25, 2022

10:00 a.m. Mountain Daylight Time

Join the webcast at http://www.virtualshareholdermeeting.com/TTEC2022.

ITEMS OF BUSINESS:

At the meeting, our stockholders will be asked to:

•	Elect eight directors named in the Proxy Statement, for a term of one year;
•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022; and
•	Transact such other business, including stockholder proposals, as may properly come before the meeting.

The meeting will also include a report on our financial results for fiscal year 2021, an overview of our 2021 ESG initiatives, and our outlook for the remainder of 2022.

RECORD DATE:

Only stockholders of record at the close of business on March 31, 2022, will be entitled to receive notice of, and to vote at, the 2022 Annual Stockholders Meeting. Our total shares outstanding on the Record Date are 47,035,634.

By Order of the Board of Directors

Margaret B. McLean
Corporate Secretary and General Counsel
Englewood, Colorado
April 11, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 25, 2022: This Notice of Annual Meeting and Proxy Statement and the 2021 Annual Report are available at ttec.com.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA INTERNET Visit the website listed on your proxy card.	BY MAIL Sign, date and return your proxy card in the enclosed envelope.

BY TELEPHONE Call the telephone number on your proxy card.	AT THE VIRTUAL MEETING Attend the Annual Meeting virtually and vote using the URL provided above.

ELECTION TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery.

III

IV

V

VI

9197 South Peoria Street
Englewood, Colorado 80112

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT EXECUTIVE SUMMARY

This summary highlights only selected information contained in this Proxy Statement. We encourage you to read the entire Proxy Statement and TTEC’s 2021 Annual Report on Form 10-K for the period ended December 31, 2021, and any subsequent financial filings, before voting your shares.

MATTERS TO BE VOTED ON AT THE 2022 ANNUAL MEETING

Proposal		Board Recommendation	For more detail, see page:
1.	Election of directors	FOR each Nominee	57
2.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022	FOR	65

On or about April 11, 2022, we will begin distributing to each stockholder entitled to vote at the Annual Meeting either (1) this Proxy Statement, a proxy card or voting instruction form, and our 2021 Annual Report to Stockholders, which we collectively refer to as the “proxy materials,” or (2) an email or notice of internet availability of proxy materials, in each case with instructions on how to access electronic copies of our proxy materials.

OUR COMPANY

TTEC Holdings, Inc. (“TTEC”, “the Company”, “we”, “our” or “us”; pronounced “T-TEC”) is a leading global customer experience as a service (“CXaaS”) partner for many of the world’s most iconic and disruptive brands. TTEC designs, builds, orchestrates, and delivers seamless digitally enabled customer experiences that are designed to increase brand value, customer loyalty, revenue, and profitability through personalized, outcome-based interactions. We help clients improve their customer satisfaction while lowering their total cost to serve by combining innovative digital solutions with service capabilities that deliver a frictionless customer experience (“CX”) across different channels and phases of the customer lifecycle.

The Company operates and reports its financial results of operations through two business segments: TTEC Digital and TTEC Engage.

• TTEC Digital is one of the largest pure-play CX technology service providers with expertise in CX strategy, digital consulting, and transformation enabled by proprietary CX applications and technology partnerships. TTEC Digital designs, builds, and operates robust digital experiences for clients and their customers through the contextual integration and orchestration of customer relationship management (“CRM”), data, analytics, CXaaS technology, and intelligent automation to ensure high-quality, scalable CX outcomes.

• TTEC Engage provides the digitally enabled CX managed services to support our clients’ end-to-end customer interaction delivery at scale. The segment delivers omnichannel customer care, tech support, order fulfillment, customer acquisition, growth, and retention services with industry specialization and distinctive CX capabilities for hypergrowth brands. TTEC Engage also delivers digitally enabled back office and industry specific specialty services including artificial intelligence (“AI”) operations, content moderation, and fraud management services.

TTEC Digital and TTEC Engage strategically come together under our unified offering, Humanify® CXaaS, which drives measurable customer results for clients through the delivery of personalized, omnichannel experiences. Our Humanify® cloud platform provides a fully integrated ecosystem of CX offerings, including messaging, AI, machine learning (“ML”), robotic process automation (“RPA”), analytics, cybersecurity, customer relationship management (“CRM”), knowledge management, journey orchestration, and traditional voice solutions. Our end-to-end CXaaS platform differentiates us from competitors by combining design, strategic consulting, technology, data analytics, process optimization, system integration, and operational excellence along with our decades of industry know-how. This unified offering is value-oriented, outcome-based and delivered to large enterprises, governments, and hypergrowth companies on a global scale.

During 2021, the TTEC global operating platform delivered onshore, nearshore, and offshore services in 20 countries around the globe -- the United States, Australia, Belgium, Brazil, Bulgaria, Canada, Costa Rica, Germany, Greece, India, Ireland, Mexico, the Netherlands, New Zealand, the Philippines, Poland, Singapore, South Africa, Thailand, the United Kingdom; and is currently expanding into Colombia and Egypt. At the end of 2021, 65,000 consultants, technologists, and CX professionals supported TTEC operations around the globe.

Our revenue for fiscal 2021 was $2.273 billion, approximately $414 million, or 18 percent of which came from our TTEC Digital segment and $1.859 billion, or 82 percent, of which came from our TTEC Engage segment.

To improve our competitive position in a rapidly changing market and to lead our clients with emerging CX methodologies, we continue to invest in innovation and service offerings for both mainstream and high-growth disruptive businesses, diversifying and strengthening our core customer acquisition and care services with technology-enabled, outcomes-focused services, data analytics, insights, and consulting.

We also invest to broaden our product and service capabilities, increase our global client base and industry expertise, tailor our geographic footprint to the needs of our clients, and further scale our end-to-end integrated solutions platform. To this end we have been highly acquisitive in the last several years, including our recent acquisition of citizen experience assets from Faneuil, Inc. which include healthcare exchange and transportation services contracts. This acquisition is expected to expand our capabilities in the growing public sector market, deploying investments to achieve technology-enabled citizen engagement solutions. Early in the second quarter of 2021, we also completed an acquisition of a provider of Genesys and Microsoft cloud contact center services, which followed acquisitions in 2020 of a preferred Amazon Connect cloud contact center service provider and a customer experience and intelligent automation solutions provider.

We return capital to our shareholders through our dividend program. Since the inception of our dividend program in 2015, the Company has continued to pay a semi-annual dividend, usually in April and October of each year. Our dividends have gradually increased from $0.22 to $0.50 per common share in the last five years. On February 25, 2021, the Board of Directors authorized a semi-annual dividend of $0.43 per common share, payable on April 21, 2021, to shareholders of record as of April 5, 2021; on September 22, 2021, the Board of Directors authorized a semi-annual dividend of $0.47 per common share, payable on October 22, 2021, to shareholders of record as of October 8, 2021; and on February 24, 2022, the Board of Directors authorized a semi-annual dividend of $0.50 per common share, payable on April 20, 2022, to shareholders of record as of March 31, 2022.

In March 2020, the World Health Organization declared the outbreak of COVID-19 as a global pandemic. Early in 2020, we transitioned approximately 80 percent of our employee population to a work from home environment. Those employees who were considered essential and could not operate effectively while working remotely, continued to work in our brick-and-mortar sites consistent with the recommendations on health and safety from the World Health Organization, the U.S. and European Centers for Disease Control and Prevention, and local government regulations in jurisdictions where our customer experience centers are located. As of the time of this disclosure, most TTEC employees continue to work from home, and we continue to evaluate when and to what extent they will return to our offices and customer experience centers.

Our comprehensive business continuity plans, rapid transition of employees to a work from home environment, and the geographic diversification of our customer experience delivery centers allowed us to mitigate more severe impacts of COVID-19, positioned us to continue supporting our commercial and public sector clients without interruption and provide them with additional support as they experienced surge volumes of customer, patient, and citizen COVID-19 related engagement.

Through the period ended December 31, 2021 the COVID-19 pandemic has not had a material adverse impact on our operational or financial results. While we expect this positive trend to continue and some of our COVID-19 specific work has transitioned to more traditional business activities for the same clients, there continues to be uncertainty about our business as the impact of the pandemic continues around the globe. As our clients plan for post-pandemic business realities including new ways of working, emerging technologies, and inflationary pressures we continue to align with their evolving requirements.

2021 PERFORMANCE HIGHLIGHTS

Our 2021 performance is summarized below:

●  Our revenue was $2.27 billion, an increase of 16.6 percent over the year ago period.

●  Our income from operations was $217.2 million or 9.6 percent of revenue, a 6.1 percent increase year over year. Income from operations on a non-GAAP basis[1] was $286.2 million, or 12.6 percent of revenue, compared to 12.4 percent in the prior year.

●  Our net cash provided by operating activities was $251.3 million compared to $271.9 million in the prior year.

●  We booked $751 million in new business, a 14 percent increase over the prior year.

●  Our diluted earnings per share were $2.97 compared to $2.52 in the prior year, and $4.62[1] compared to $3.82 in prior year on a non-GAAP basis.

●  We paid a total of $42.2 million in cash dividends to our shareholders.

1 TTEC computes company performance metrics on a non-GAAP basis, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, deconsolidation of subsidiaries, changes in acquisition earn-outs, changes in tax valuation allowances, return to provision adjustments, and one-time non-recurring items. Please review a copy of the 2021 Annual Report and 2021 full-year earnings press release for a reconciliation of these non-GAAP adjustments.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board follows sound governance practices.

Independence	● In 2021, seven out of our eight Board members were independent directors.

●   All Board committees, except a limited purpose Executive Committee, are comprised exclusively of independent directors.

●  In 2022, subject to TTEC stockholders voting in favor of the directors nominated by the Board, seven out of eight Board of Directors nominees will be independent directors pursuant to the standards set forth in the NASDAQ Stock Market Rules, which is the standard used by the Company to determine Board member independence.

Executive Sessions

●  The independent directors regularly meet in executive sessions without management.

●  The independent directors regularly meet with the independent auditor, internal audit, financial, IT and cyber security, compliance, and legal executives in executive sessions without management.

Board Oversight of Risk Management

●  Our Board understands, oversees, and regularly reviews risks inherent in TTEC’s business with emphasis on the appropriateness of the Company’s strategy and the effectiveness of our strategy execution.

●  The Audit Committee of the Board reviews our overall enterprise risk management policies and practices, is actively involved in the oversight of our Enterprise Risk Management program, and reviews risks inherent in our internal controls over our financial reporting; risks specific to the security of our IT infrastructure and how we collect, store, use, transfer, and protect information; risks specific to our geographic footprint and concentration; risks specific to our work from home environment; risks specific to health and safety of our work environment, including our COVID-19 and other contagion mitigation practices; and risks specific to our complex regulatory compliance framework around the world.

●  The Compensation Committee of the Board evaluates the risks associated with TTEC’s management and employee compensation plans, the structure of our employee incentives, management succession planning, risks specific to TTEC employment practices including the Company’s emphasis on diversity, equality, and inclusion; and risks inherent in hiring, retention, and development of our people.

●  The Nominating and Governance Committee of the Board is focused on risks inherent in our governance, management, and board succession planning, risks specific to crisis management and incident response.

Board Oversight of Cybersecurity Initiatives.	● Although in 2021 the Audit Committee of the Board had the primary oversight responsibilities for cybersecurity at TTEC, it is the full Board that oversaw and continues to oversee TTEC’s cybersecurity initiatives designed to protect TTEC’s IT infrastructure and data, as well as the data of its clients, their customers, and TTEC employees. Starting in the second quarter of 2022, TTEC Board anticipates forming a new Board committee exclusively focused on Security Risk oversight specific to TTEC’s operations and regulatory environment in which the Company services its clients. The new committee will consist of directors with cybersecurity expertise and its work will be supported by TTEC executives who are responsible for TTEC’s Information Technology, Security, Data Protection and BCDR.
Board Oversight of Environmental, Social and Governance (ESG) Initiatives

●  Our Board oversees and regularly reviews TTEC’s commitment to ESG initiatives.

●  The Nominating and Governance Committee of the Board is tasked with the oversight of ESG at TTEC, including the establishment of ESG priorities for the Company, the implementation of ESG disclosure reporting standards, ESG related awareness and training initiatives.

●  The Compensation Committee of the Board is tasked with the oversight of diversity, equity, and inclusion programs, as part of a broader ESG initiative.

●  In 2022, the Board oversaw the publishing of the Company’s first ESG report for fiscal year 2021, adopting the Sustainability Accounting Standards Board’s (SASB) framework for ESG disclosure.

Stock Ownership Requirements

●  Our Chief Executive Officer, Global Chief Operating Officer and business segment leaders must, within five years of attaining their positions, hold common stock valued at 4x base salary.

●  Our Chief Financial Officer must, within five years of attaining his position, hold common stock valued at 3x of his base salary.

●  Our Chief Revenue Officer and other executive vice president level executives must, within five years of attaining their respective positions, hold common stock valued at 2.5x their base salary.

●  Our Chief People Officer, General Counsel, Chief Information Officer, Chief Security Officer, heads of operations for our business segments, and senior vice presidents level executives must hold TTEC common stock valued at 1.5x of their base salary. Company executives at group vice president level must hold 0.5x of their base salary in TTEC common stock.

●  Our Board members must, within five years of joining our Board, hold common stock valued at 5x their annual cash retainer fees.

Board Practices

●  Our Board annually reviews its overall effectiveness and the effectiveness of its committees, utilizing confidential self-assessment surveys that cover topics generally recommended by the National Association of Corporate Directors (NACD) or engages 3rd party specialist for such evaluations. The assessment findings are reviewed by the Nominating Committee of the Board with necessary changes in board practices adopted from time to time to address the insights and feedback developed through such evaluations.

●  Board nomination priorities are adjusted annually to ensure that our Board as a whole continues to reflect the appropriate mix of skills, experience, and competencies necessary to support TTEC’s strategy.

●  Our Board and its committees have access to independent advisors at their sole discretion.

●  The Nominating and Governance Committee of the Board maintains and enforces TTEC’s Corporate Governance Guidelines, which include conflicts of interest, board qualifications and over-boarding guidelines.

●  Our Board also engages in ongoing education and takes compliance and ethics training consistent with best practices.

Accountability

●   All directors stand for election annually.

●  Our Chairman of the Board and Chief Executive Officer is the controlling stockholder of TTEC. He controls 59.2 percent of our common stock.

●  Although certain listing rules of NASDAQ stock market are designed not to be mandatory for controlled companies like TTEC, TTEC does not avail itself of these exceptions and its governance is consistent with best practices of NASDAQ listed companies that are not controlled companies.

DIRECTOR EXPERIENCE

The Board and our Nominating and Governance Committee believe that diversity in experience and perspective is important to achieving sound decisions and driving stockholder value. The following chart reflects the experience of our Board members and nominees:

If all of the director nominees are elected at our 2022 Annual Stockholders Meeting, our Board would include two women and two ethnically diverse directors who we believe further enhance the quality of deliberations and ultimately the decision-making processes at the board level (see, Board Diversity Matrix table on page 64).

ESG: GROWING A SOCIALLY AND ENVIRONMENTALLY RESPONSIBLE BUSINESS

At TTEC we have a long history of demonstrated commitment to Environmental, Social and Governance (ESG) principles, and in 2021 the Company issued its inaugural ESG report which can be found at https://www.ttec.com/about-us/esg-growing-a-socially-and-environmentally-responsible-business1.

In 2021 we further enhanced our ESG focus by developing and implementing a consistent framework across our global communities to execute our business in a manner that is consistent with ESG best practices. As a global citizen, our Company aspires to be an Employer of Choice, Provider of Choice, and Investment of Choice.

Diversity, Equity & Inclusion

TTEC is proud to be an equal opportunity employer. We embrace and are committed to building a diverse and inclusive workforce that respects the cultures and perspectives within our global teams. We strive to reflect the communities we serve by not only delivering amazing service and technology, but also humanity.

As part of our commitment to supporting diversity, equity, and inclusion, TTEC CEO Ken Tuchman is among nearly 2,000 CEOs who signed the CEO Action For Diversity & Inclusion coalition’s CEO Pledge.

The TTEC Diversity, Equity, and Inclusion (DE&I) Council was formed in 2020 to foster and uphold a diverse workforce and culture where differences drive innovation, growth, and empower meaningful connections with our employees, our clients, and the communities we serve. The council drives initiatives such as workshops with DE&I professionals, awareness, and sensitivity training for all employees and the sponsorship of Employee Resource Groups, such as Women in Leadership (WIL) and Champions of Color.

The company has adopted several metrics that focus on ensuring accountability for progress in diversity. The CEO, members of the TTEC executive leadership team and other senior leaders have diversity and objectives embedded in their annual performance goals.

Development and Training

TTEC strives to be an employer of choice—a highly-sought after organization where employees are excited to come to work. Our 2021 Human Experience (HX) people strategy is focused on the attraction and retention of employees through meaningful engagement and development. TTEC development programs help identify top performers, improve employee performance, engagement, and retention, and create promotion-from-within opportunities, with 70 percent of our open positions filled by internal candidates in 2021.

In 2021, we elevated our learning and performance management platform and launched TTEC Talent. Our new platform is our team’s one-stop portal to manage professional development and career mobility. Through the platform our employees have 24/7/365 access to 4,500+ e-courses, 16 professionally recognized certifications, and 12 in-house certification programs via mobile-enabled interactive learning, and they can enroll in more than 1,700 instructor-led classes. Development is a focal point of the quarterly coaching process to ensure employees are seeking professional development that aligns with their performance and career goals.

We’re also leveraging the RealPlay™ technology in our Humanify® DEI+ bot to help employees learn to productively engage in sensitive social conversations around religion, race, gender, sexual orientation, mental health, age, and disability. This gives employees a safe place to practice conversations about sensitive social topics and learn how to engage with colleagues appropriately.

Employee Engagement

TTEC utilized frequent pulse surveys and annual engagement and eNPS surveys to measure employee satisfaction, loyalty, and engagement. In 2021, about 35,000 employees provided responses to the annual engagement survey, with the resulting ratings exceeding Gallup’s best-in-class engagement scores.

1 The Company’s 2021 ESG Report is not incorporated into these Proxy materials by reference.

Ethics & Compliance Commitment

All new employees are required to complete ethics, information security and privacy training and attest to their commitment to TTEC Ethics Code principals within 8 days of joining the Company, while all tenured employees are required to complete similar training and attestation every 12 to 24 months depending on their role in the business. Additional industry-specific compliance training is requested to be completed annually for employees supporting certain industries or clients that require a more specialized compliance training. The timely completion of ethics and compliance training is monitored and considered in the determination of promotional opportunities and incentive pay, with certain training being condition of employment.

In 2021 we achieved ethics training compliance completion rates of more than 93 percent across our entire global employee population.

Commitment to human rights - Modern Slavery Statement

TTEC respects and protects the rights of those who work for us and provides safe and appropriate working conditions and fair wages. Forced labor, child labor, and other human trafficking practices have no place in our business, and we do not knowingly do business with others who do not adhere to similar standards.

As a part of this commitment, we periodically published our Modern Slavery Statement2.

Data privacy and security – Mitigating cybersecurity risks

TTEC is committed to the protection of data entrusted to us by our clients, their customers, and our employees by using leading cyber and data security tools to anticipate and mitigate potential cybersecurity threats. We focus on application, cloud, web security, and threat intelligence which we leverage as part of an overarching data management framework.

Our on-going data protection initiatives are a collaborative effort between our data security experts, Chief Security Officer, Chief Information Technology Officer, Chief Privacy Officer, Chief Risk Officer, leaders in Operations, and human capital, with focused oversight by our Global Chief Operations Officer and the Audit Committee of our Board of Directors.

Commitment to sustainability

In 2021 we increased our focus on environmental efforts by forming an Environmental Focus Committee spearheaded by TTEC leaders across the globe. This Committee is driving enterprise-wide and regional efforts aligned with our comprehensive sustainability strategy and utilizing best practices and shared experience and expertise around the globe. The Committee has launched a comprehensive plan to measure and set targets for Scope 1 and Scope 2 Green House Gas (GHG) emissions by the end of 2022.

2 The Company’s Modern Slavery Statement is not incorporated in these Proxy Materials by reference.

Recycling

In the US, all TTEC offices and customer experience centers participate in a trash recycling program through a partnership with Republic Industries. TTEC is tracking the tons of trash diverted to recycling and the impact of this effort.

Philanthropy

At TTEC, philanthropy and giving back to communities are a fundamental part of how we’re bringing humanity to business. To support those in need around the world, we created a non-profit entity in 2007 called the TeleTech Community Foundation. In 2021, the TeleTech Foundation approved 81 employee-recommended grants to donate $234,000 globally for programs that our employees are passionate about and to which they donated time and resources.

2022 BOARD NOMINEES

Director	Age	Director Since	Independent	Qualifications
Kenneth D. Tuchman	62	1994

• Business Transformation Experience

• Capital Markets or M&A Experience

• ESG Experience

• Global Experience

• Industry Experience

• Operator or CEO Experience

• Public Company CEO or Board Experience

• Risk Management Experience

• Service Industry Experience

• Technology Sector Experience

• TTEC Founder

Steven J. Anenen	69	2016	✓

• Business Transformation Experience

• Capital Markets or M&A Experience

• Global Experience

• Industry Experience

• Operator or CEO Experience

• Public Company CEO or Board Experience

• Risk Management Experience

• Service Industry Experience

Tracy L. Bahl	60	2013	✓

• Business Transformation Experience

• Capital Markets or M&A Experience

• Industry Experience

• Operator or CEO Experience

• Public Company Audit Experience

• Public Company CEO or Board Experience

• Risk Management Experience

• Service Industry Experience

Gregory A. Conley	67	2012	✓

• Business Transformation Experience

• Capital Markets or M&A Experience

• Global Experience

• Industry Experience

• Operator or CEO Experience

• Public Company Audit Experience

• Public Company CEO or Board Experience

• Risk Management Experience

• Service Industry Experience

• Technology Sector Experience

Robert N. Frerichs	70	2012	✓

• Business Transformation Experience

• Capital Markets or M&A Experience

• Global Experience

• Industry Experience

• Operator or CEO Experience

• Public Company Audit Experience

• Public Company CEO or Board Experience

• Public Sector

• Risk Management Experience

• Service Industry Experience

• Technology Sector Experience

Marc L. Holtzman	62	2014	✓

• Business Transformation Experience

• Capital Markets or M&A Experience

• ESG Experience

• Global Experience

• Industry Experience

• Operator or CEO Experience

• Public Company CEO or Board Experience

• Public Company Audit Experience

• Risk Management Experience

• Service Industry Experience

Gina L. Loften	56	2021	✓

• Business Transformation Experience

• Diversity

• Capital Markets or M&A Experience

• ESG Experience

• Global Experience

• Industry Experience

• Public Sector

• Public Company CEO or Board Experience

• Risk Management Experience

• Service Industry Experience

• Technology Sector Experience

Ekta Singh-Bushell	50	2017	✓

• Business Transformation Experience

• Diversity

• ESG Experience

• Global Experience

• Public Company Audit Experience

• Public Company CEO or Board Experience

• Public Sector

• Risk Management Experience

• Service Industry Experience

• Technology Sector Experience

2021 EXECUTIVE COMPENSATION HIGHLIGHTS

•	Our executive compensation program is designed to reward financial results and effective strategic leadership, which we believe are key to building sustainable value for our stockholders.

•	Our executive compensation program utilizes a mix of base salary, and short- and long-term incentives, to attract and retain highly qualified executives and maintain a strong relationship between executive pay and company performance.

•	Our executive compensation program places significant weight on ethical and responsible conduct in pursuit of TTEC’s strategic goals. Our incentive recoupment (clawback) policy enables our Board of Directors to recoup cash and equity incentive compensation from those senior executives whose conduct would contribute to a financial restatement or damage TTEC in other material respects.

•	Our executive compensation program places a meaningful portion of compensation “at risk” by aligning cash incentive payments to performance and by granting equity that vests over three-, four- and five-year periods to ensure that the actual compensation realized by executives aligns with stockholder value over the long term.

•	Our executive officers are subject to stock holding requirements that further align their interests with our stockholders.

•	Our equity incentive program includes two components: one that rewards the prior year’s performance but vests over time, and another that is forward looking and rewards growth of key performance indicators like revenue and operating income over a three-year period. By emphasizing a longer-term view in equity performance incentives, the Company aligns our Executive Officers’ interests with the interests of and value creation for our stockholders.

•	We ensure that our rewards are affordable by aligning them to the Company’s annual business plan.

•	At our 2020 Annual Meeting of Stockholders, the last time our stockholders had the opportunity to consider our executive compensation, they indicated strong support for the program with 99.77 percent voting in favor of the program. The stockholders will again consider our executive compensation on an advisory basis as part of the 2023 Annual Stockholder Meeting.

The following table reflects the compensation decisions made by the Compensation Committee for TTEC’s Named Executive Officers (NEOs) who continue to serve as TTEC’s Executive Officers as of the date of this Proxy Statement.

Named Executive Officers	Actual Total Direct (TDC) Compensation [1]	Market TDC at 25th	Market TDC at 50th	Market TDC at 75th	Percentile
Kenneth D. Tuchman [2]	$ 1	$5,588,000	$6,999,000	$9,087,000	<25th
Richard Sean Erickson	$ 892,231	$ 694,000	$1,120,000	$1,820,000	>25th
Judi A. Hand	$2,069,994	$ 970,000	$1,516,000	$2,317,000	>50th
Margaret B. McLean	$1,215,656	$ 773,000	$1,006,000	$1,582,000	>50th
Regina M. Paolillo [3]	$2,437,518	$1,690,000	$2,693,000	$4,540,000	>25th
Dustin J. Semach [4]	$ 764,288	$1,911,000	$2,195,000	$3,040,000	<25th

[1]	Actual TDC represents base salary earned in 2021, bonus earned for 2021 performance paid in 2021 and 2022, FMV RSU equity grants awarded in 2021, performance-based shares granted at target achievement under the 2021 long-term incentive plan and settlement in 2022 of performance-based awards earned for the 2021 achievement period (Tranche 3) under the 2019 long-term incentive plan.

[2]	As previously disclosed, at Mr. Tuchman’s request, the Compensation Committee approved Mr. Tuchman’s base salary to be $1 per year.

[3]	Ms. Paolillo was promoted to Global Chief Operating Officer in 2021. Market benchmark data shown in the above table aligns to her new role.

[4]	Mr. Semach was promoted to Chief Financial Officer in 2021. Market benchmark data shown in the above table aligns to his new role.

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is issued in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 25, 2022, at 10:00 a.m. Mountain Daylight Time to be held completely “virtually” as further covered in this Proxy Statement, and at any adjournment or postponement thereof.

On or about April 11, 2022, we will begin distributing to each stockholder entitled to vote at the Annual Meeting either (1) this Proxy Statement, a proxy card or voting instruction form, and our 2021 Annual Report to Stockholders, which we collectively refer to as the “proxy materials,” or (2) an email or notice of internet availability of proxy materials, in each case with instructions on how to access electronic copies of our proxy materials.

This Proxy Statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information about our voting procedures, and information you may find useful in determining how to vote.

IMPORTANT INFORMATION ABOUT THE PROXY MATERIALS AND VOTING YOUR SHARES

Why am I receiving these proxy materials?

The Company is soliciting your proxy in connection with the Annual Meeting. As a stockholder, you are requested to vote on the items of business discussed in this Proxy Statement.

How can I vote my shares electronically and participate in the Annual Meeting?

This year’s Annual Meeting will be held entirely online. Stockholders may participate in the virtual Annual Meeting by visiting the following website: http://www.virtualshareholdermeeting.com/TTEC2022. To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the virtual Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the virtual Annual Meeting. However, even if you plan to attend the virtual Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

In our desire to ensure that the virtual Annual Meeting provides stockholders with a meaningful opportunity to participate, our stockholders will be able to ask questions of the Board of Directors and management both at the time of registration and during the Annual Meeting. Stockholders may submit questions during the Annual Meeting by typing questions in the question/chat section of the meeting screen. Questions relevant to meeting matters will be answered during the Annual Meeting, subject to time constraints and in accordance with the rules of conduct which will be posted on ttec.com under the “Investors” tab. We will also post on our Investors page responses to questions relevant to meeting matters that are not answered during the Annual Meeting due to time constraints.

How can I vote my shares without attending the virtual Annual Meeting?

To vote your shares without attending the virtual Annual Meeting, please follow the instructions for internet or telephone voting on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the stockholder of record. This way your shares will be represented whether or not you are able to attend the virtual meeting.

What will I need in order to attend the virtual Annual Meeting?

You are entitled to attend the virtual Annual Meeting only if you were a stockholder as of the record date for the Annual Meeting, or March 31, 2022 (the “Record Date”), or you hold a valid proxy for the Annual Meeting. You may attend the virtual Annual Meeting, vote, and submit a question during the Annual Meeting by visiting http://www.virtualshareholdermeeting.com/TTEC2022 and using your 16-digit control number to enter the meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the Record Date, a copy of the voting instruction form provided by your broker, bank trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.

Why did I receive a Notice of Internet Availability of proxy materials?

Under the rules of the SEC, we are using the internet as the primary means of furnishing proxy materials to our stockholders. Most of our stockholders will not receive printed copies of the proxy materials unless they request them. Accordingly, if you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials, unless you request one as instructed in that notice. Instead, the Notice of Internet Availability will instruct you on how you may access and review the proxy materials on the internet, free of charge. This approach to distribution of proxy materials reduces the environmental impact of our Annual Meeting, expedites stockholders’ receipt of the proxy materials, and lowers our costs. The Notice of Internet Availability also includes instructions allowing stockholders to request to receive future proxy materials in printed form by mail or electronically by email.

Additional Procedures. Votes cast by proxy prior to the Annual Meeting will be tabulated by an automatic system administered by Broadridge Financial Solutions, Inc. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons we appoint to act as election inspectors for the Annual Meeting. With regard to the election of directors, votes may be cast for, withhold or abstain; votes that abstain will be excluded entirely from the tabulation of votes and will have no effect. Cumulative voting is not permitted in the election of directors. Consequently, you are entitled to one vote for each share of our common stock held in your name for as many persons as there are directors to be elected, and for whose election you have the right to vote.

With respect to the other proposals submitted for stockholder approval (other than the election of directors), you may vote for or against the proposal, or you may abstain. Abstentions will have the same effect as a negative vote on the ratification of the appointment of our independent registered public accounting firm for 2022.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, brokerage firms have the authority to vote your shares without your voting instructions on certain “routine” matters, such as Proposal 2, but not on other “non-routine” items, such as Proposal 1. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

For your information, voting via the internet is the least expensive to us, followed by telephone voting, with voting by mail being the most expensive. Also, you may help to save us the expense of a second mailing if you vote promptly.

What are the matters to be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal 1:	The election of eight directors (see, page 57); and

•	Proposal 2:	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022 (see, page 65);

We will also consider other business that properly comes before the Annual Meeting.

What are my voting choices?

For the election of directors (Proposal 1), you may vote “FOR”, “WITHHOLD” or “ABSTAIN” with respect to each nominee. For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022 (Proposal 2), you may vote “FOR”, “AGAINST” or “ABSTAIN”.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to our Board; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting for 2022.

Kenneth D. Tuchman, our Chairman and Chief Executive Officer and the beneficial owner of 59.2 percent of the issued and outstanding shares of common stock as of the record date (59.2 percent of the shares entitled to vote, excluding stock options) has indicated that he intends to vote:

•	“FOR” each of the nominees to our Board; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.

How will my shares be voted by proxy?

Valid proxies provided to the Company by telephone, over the internet, or by a mailed proxy card will be voted at the Annual Meeting as directed by you unless revoked in accordance with the instructions. If you properly execute and submit your proxy, but do not indicate how you want your shares voted, the persons named as your proxies will vote your shares in accordance with the recommendations of our Board of Directors. These recommendations are:

•	“FOR” each of the nominees to our Board; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by:

•	Voting again through the internet, by telephone, or by completing, signing, dating, and returning a new proxy card with a later date, all of which automatically revoke the earlier proxy so long as completed prior to the applicable deadline for each method;

•	Providing a written notice of revocation to our Corporate Secretary at TTEC Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado 80112, prior to your shares being voted; or

•	Attending the virtual Annual Meeting and voting during the meeting. Your virtual attendance at the Annual Meeting alone will not cause your previously granted proxy to be revoked unless you specifically so request before the taking of the vote.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the virtual Annual Meeting and voting during the meeting.

Will shares I hold in my brokerage account be voted if I do not provide timely voting instructions?

If your shares are held through a brokerage firm, they will be voted as you instruct on the voting instruction card provided by your broker. If you sign and return your card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.

If you do not provide timely instructions as to how your brokerage shares are to be voted, your broker will have the authority to vote them only on the ratification of our independent registered public accounting firm. Your broker will be prohibited from voting your shares on the election of directors. These “broker non-votes” will be counted only for the purpose of determining whether a quorum is present at the meeting and not as votes cast.

Will shares that I own as a stockholder of record be voted if I do not return my proxy card in a timely manner?

Shares that you own as a stockholder of record will be voted as you instruct on your proxy card. If you sign and return your proxy card without giving specific instructions, they will be voted in accordance with the recommendations of our Board of Directors. If you do not return your proxy card in a timely manner, your shares will not be voted unless you or your proxy holder attend the virtual Annual Meeting and vote during the meeting.

What is required to conduct the business of the Annual Meeting?

In order to conduct business at the Annual Meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How many votes are required to approve each proposal?

Directors are elected by a plurality of the votes cast. This means that the eight individuals nominated for election to the Board who receive the most “FOR” votes will be elected.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required to approve the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How are votes counted?

Abstentions will have no effect on the election of directors and will be treated as shares that are present and entitled to vote and will consequently have the effect of a vote “AGAINST” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Votes withheld from a director nominee will have no effect on the election of the director from whom votes are withheld. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, it is referred to as a “broker non-vote.” Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not be considered as voted for the purpose of determining the approval of the particular matter.

If I own or hold shares in a brokerage account, can my broker vote my shares for me?

The vote on election of directors is a matter on which brokers do not have discretionary authority to vote. Thus, if your shares are held in a brokerage account and you do not provide instructions as to how your shares are to be voted on this proposal, your broker or other nominee will not be able to vote your shares on this matter. Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

If I share an address with another stockholder, how will we receive our proxy materials?

For stockholders of record, we have adopted a procedure called “householding”, which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice of Internet Availability and, if applicable, this Proxy Statement and the 2021 Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and the impact of printing and mailing these materials on the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or verbal request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, this Proxy Statement and the 2021 Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Internet Availability and, if applicable, this Proxy Statement, the 2021 Annual Report, or to request delivery of a single copy of these materials if multiple copies are currently being delivered, stockholders may contact us at TTEC Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado 80112, Attention: Investor Relations, or by calling +1.800.835.3832. If you are outside of the U.S., please dial +1.303.397.8100, or send an email to investor.relations@ttec.com.

Stockholders who hold shares in “street name” (as described above) may contact their brokerage firm, bank, broker- dealer, or other similar organization to request information about householding.

How can I see the list of stockholders entitled to vote?

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the Annual Meeting by means of a link to be made available on the meeting screen and at our principal office located at 9197 South Peoria Street, Englewood, Colorado 80112, during normal business hours for a period of at least 10 days prior to the Annual Meeting.

What happens if additional items of business are presented at the Annual Meeting?

We are not aware of any items that may be voted on at the Annual Meeting that are not described in this Proxy Statement. However, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on, including matters incidental to the conduct of the Annual Meeting.

Is my vote confidential?

Stockholders may elect that their identity and individual vote be held confidential by marking the appropriate box on their proxy card or ballot. Confidentiality will not apply to the extent that voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting. Confidentiality also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors, unless the persons engaging in the opposing solicitation provide stockholders with voting confidentiality comparable to that which we provide.

Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K that we will file with the SEC within four business days following the meeting. The report will be available on our website at ttec.com under the “Investors” and “SEC Filings” tabs.

How may I obtain financial and other information about TTEC?

Additional financial and other information about the Company is included in our Annual Report on Form 10-K, which we file with the SEC, and which is available on our website at ttec.com under the “Investors” and “SEC Filings” tabs. We will also furnish a copy of our 2021 Annual Report (excluding exhibits), except those that are specifically requested, without charge to any stockholder who so requests by contacting our Investor Relations department at TTEC Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado, 80112, Attention: Investor Relations, or by calling +1.800.835.3832. If you are based outside of the U.S., please dial +1.303.397.8100, or send an email to investor.relations@ttec.com.

You can also obtain, without charge, a copy of our bylaws, codes of conduct and Board committee charters by contacting the Investor Relations department, or you can view these materials on the internet by accessing our website at ttec.com and clicking on the “Investors” tab, then clicking on the “Corporate Governance” tab.

Who will conduct and pay for the cost of this proxy solicitation?

We will bear all costs of soliciting proxies, including reimbursement of banks, brokerage firms, custodians, nominees, and fiduciaries for reasonable expenses they incur. Proxies may be solicited personally, by mail, by telephone, or via internet; by our directors, officers, or other regular employees without remuneration other than regular compensation. We will request brokers and other fiduciaries to forward proxy materials to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

CORPORATE GOVERNANCE

TTEC is committed to best practices in corporate governance. The Company is governed by our Board of Directors. The role of the Board includes:

•	Oversight of the Company’s management;

•	Appointment of the Chief Executive Officer;

•	Goal setting for and overseeing performance of the Company’s executive management team;

•	Management succession planning;

•	Oversight of effective corporate governance, including selecting and recommending for stockholders’ approval nominees for the Board of Directors;

•	Assessment of Board performance;

•	Board succession planning;

•	Forming and staffing Board committees;

•	Review and oversight of the development and implementation of the Company’s annual strategic, financial, and operational plans and budgets;

•	Overview of the Company’s environmental, social and governance (ESG) practices;

•	Assessment and monitoring of Company’s risk and risk management practices;

•	Oversight of TTEC’s cyber security programs and protection of TTEC data and data of TTEC clients, their customers, and the Company’s employees;

•	Review and approval of significant corporate actions;

•	Monitoring of processes designed to assure TTEC’s integrity and transparency to its stakeholders, including financial reporting, compliance with legal and regulatory obligations, maintenance of confidential channels to report concerns about violations of laws and policies, and protection against reprisals for those who report such violations; and

•	Oversight of the relationship between the Company and its stockholders; and

•	Support for the Company’s commitment to diversity, equity, and inclusion in its business.

Board Leadership Structure

Our Board is led by TTEC’s founder, Kenneth D. Tuchman, who serves as the Chairman of the Board. Mr. Tuchman is also TTEC’s Chief Executive Officer. The Board retains the flexibility to determine from time to time whether the position of the Chief Executive Officer and the Chairman of the Board should be combined or separated, whether an independent director should serve as Chairman of the Board, and whether to appoint a lead independent director to serve as a liaison between independent directors and the Chairman.

At present, the Board believes that the Company is best served by having Mr. Tuchman serve as both the Chairman of the Board and Chief Executive Officer of TTEC. The Board’s view is based on the facts that Mr. Tuchman beneficially owns 59.2 percent of the outstanding equity in the Company, has a unique insight into the Company’s customer engagement solutions strategy as an industry innovator and the Company founder, and is intimately involved in the day-to-day strategic direction of the Company.

Since the size of the Company’s Board is relatively small and each independent director has unrestricted access to Mr. Tuchman and the Company’s management, the independent members of the Board do not currently perceive the need for an appointment of a lead independent director. Our Board also believes that appointing a lead independent director may serve to create a potential conflict among the directors and interfere with the current collaborative environment in the boardroom that permits the Board to leverage the knowledge and experience of each Board member to drive strategic initiatives necessary to support the Company’s transformation from a business process outsourcing service provider to an integrated customer engagement technology and digital solutions provider.

With the exception of Mr. Tuchman, all TTEC’s other directors are independent. In addition, there are no family relationships among any director, executive officer, or any person nominated or chosen by us to become a director.

The Board is aware of the potential conflicts that may arise in having Mr. Tuchman, the Company’s largest and controlling stockholder, serve as the Chairman of the Board, but believes that there are adequate governance safeguards in place to mitigate such risks. Such safeguards include, but are not limited to:

•	The Board and Board committees hold executive sessions comprised entirely of the independent directors.

•	During 2021, seven of eight directors were independent on our Board.

•	Our Compensation Committee, comprised entirely of independent directors, makes all executive management compensation determinations based on the individual manager’s performance and input from independent compensation consultants.

•	Our Compensation Committee retains an independent compensation consultant when it deems it appropriate.

•	Board members have unrestricted access to independent consultants, including legal counsel.

•	Our Board members and executives have a shareholding guideline consistent with industry best practices.

•	Our Board and its committees perform an annual self-assessment and act on the findings.

•	Our Board published Corporate Governance Guidelines to communicate to the stockholders and other stakeholders how the Company is governed.

Although we qualify as a “controlled company” under the listing rules of the NASDAQ Stock Market, the Company elects not to avail itself of governance exceptions available to “controlled companies” under these rules. Specifically, a majority of our Board of Directors is independent and our Board’s committees, including our Nominating and Governance Committee and our Compensation Committee, are comprised solely of independent directors, even though the Company is exempt from these corporate governance requirements as a controlled company.

Lastly, our Board has in the past demonstrated the independence necessary to address potential conflicts of interest through the use of special ad hoc committees to address specific matters when they arise or requesting that the Chairman abstain from deliberations and voting on certain decisions that may represent a conflict with his controlling stockholdings in the Company.

Board Participation in 2021
• 10 Board meetings held in 2021
• Each director attended at least 90 percent of all Board and relevant committee meetings
• All directors attended our Annual Meeting of Stockholders in 2021

Board Risk Oversight

While our executive officers are responsible for day-to-day management of risk at TTEC, our Board oversees and monitors our enterprise risk management (ERM), cyber security, regulatory compliance, ESG initiatives, business continuity, and financial disclosure practices, in the course of its ongoing review of the Company’s strategy, business plans, risk management, and financial reporting programs. The Board recognizes that certain risk-taking is essential for any company to stay competitive. It is the view of the Board, however, that the risk-taking must be reasoned and measured, and must be evaluated and mitigated appropriately.

In 2021, the Board’s ERM oversight primarily focused on, but was not limited to, the following areas (i) the Company’s strategy and long-term growth plans; (ii)  cyber security preparedness and cyber security incident response; (iii) risks inherent in our work from home service delivery; (iv) crisis management, business continuity planning, emergency preparedness, critical incident response, and disaster recovery planning and execution; (v) risks arising from the complexities of regulatory compliance framework that affects TTEC’s regulated business around the globe; (vii) the service delivery effectiveness of the Company’s business segments; and (viii) planning for post-COVID-19 pandemic business impacts. The responsibility for managing each of these high-priority risk areas, as identified by the ERM process, was assigned to one or more members of the Company’s executive leadership team. The Board has delegated the oversight of certain categories of risk management to designated Board committees, which periodically report to the Board on matters related to the specific areas of risk they oversee.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Enterprise risk management structure; strategic risk associated with TTEC’s business plan; litigation that may have material financial or reputational impact on the Company; significant capital transactions, including M&A, technology investment and divestitures; capital structure risks; cyber security and cyber security incident response; service delivery effectiveness; and CEO succession planning.
Audit Committee	Risks related to financial reporting, disclosure, and related controls; major financial exposure risks; significant IT risks, including general cyber security oversight and investments; ethics and compliance risks; risks inherent in the Company’s regulatory environment; currency exposure risks; liquidity risks; business continuity and disaster recovery planning; health and safety risk, including COVID-19 precautionary measures; and related-party transactions risk.
Compensation Committee	Executive recruiting, retention, and succession planning; compensation policies and practices, including incentive compensation; and health and welfare benefits programs. Assessment of the risks associated with compensation policies and practices applicable to TTEC’s employees to determine if such policies and practices are reasonably likely to have a material adverse effect on TTEC. Employee engagement and turnover risks and the company’s execution against its diversity, equality, and inclusion goals.
Nominating and Governance Committee	Corporate governance risks; effectiveness of Board’s and its committees’ performance; Board succession, Board candidate nomination and succession planning; conflicts of interest; director independence and competencies; executive management succession, and ESG initiatives including the company’s execution against its ESG goals.

The Board and its committees periodically request and receive comprehensive reports from Digital and Engage business segments and key Company functions, including finance, treasury, tax, legal and regulatory compliance, information security, human capital, risk management, IT, and the company’s Diversity Council; and have the opportunity to assess risk exposures to the business in these specific functional areas. The Audit Committee, with assistance and input from management, conducts an annual enterprise-wide risk review and adopts the Company’s annual internal audit plan designed to test business processes that may represent special risk exposures to the Company. The Audit Committee quarterly reviews the results of completed internal audits and actively monitors the progress of recommended remedial and mitigation plans. In addition to the Company’s ERM and internal audit processes, the Board and the Audit Committee monitor and oversee the Company’s periodic assessment of the effectiveness of its internal controls over financial reporting.

To ensure that the Company’s compensation practices, and policies do not have a material adverse effect on the Company and its business, the Compensation Committee annually reviews TTEC’s executive compensation programs for inherent risks and alignment with the Company’s objectives. The Committee receives periodic reports from the Company’s human capital and legal departments on steps that TTEC takes to anticipate and mitigate any potential risks in long- and short-term incentive and performance-based compensation programs. The Compensation Committee believes that executive compensation should be contingent on performance relative to targets and business plans. It expects TTEC senior executives to achieve these targets in a manner consistent with TTEC’s values, ethical standards, and policies. The Board engages in periodic discussions with management on how to maximize executives’ performance through compensation incentives without creating unreasonable risks to the business. For additional information on TTEC compensation program risks, please review section titled “Compensation Discussion and Analysis” in these proxy materials.

Communications with Our Board

The Board established a process for stockholders and other interested parties to communicate with the Board or any directors by requesting that all communication be sent via email to corporatesecretary@ttec.com or to the following address:

Board of Directors

c/o Corporate Secretary

TTEC Holdings, Inc.

9197 South Peoria Street

Englewood, Colorado 80112

Since most members of the TTEC leadership team, including the Corporate Secretary, continue to work remotely during and post the COVID-19 pandemic, communication via email through the corporatesecretary@ttec.com dedicated mailbox may be a more reliable method to connect with our Board of Directors as there can be no assurance that physical mail delivery can be monitored on a daily basis.

Board Committees

The following table outlines the composition of each of our Board committees during 2021:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Executive Committee
Kenneth D. Tuchman				Chair
Steven J. Anenen			✓	✓
Tracy L. Bahl		Chair	✓	✓
Gregory A. Conley	Chair	✓
Robert N. Frerichs	✓	✓	Chair
Marc L. Holtzman
Gina L. Loften
Ekta Singh-Bushell	✓		✓

The Nominating and Governance Committee of the Board, with input from the Board Chairman, periodically reviews Committee membership and chairmanships and makes adjustments as needed to address the needs of the business, appropriately leverage Board members’ expertise, and provide important development opportunities to Board members as part of its longer-term succession planning for the Board.

Audit Committee

The Audit Committee operates under the Audit Committee charter adopted by our Board and available at ttec.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website ttec.com). It is responsible for, among other things:

•	Assisting the Board in its oversight of the integrity of TTEC’s financial statements;
•	Overseeing the adequacy of internal controls over our financial reporting and disclosure processes;
•	Selecting, evaluating, and appointing the independent registered public accounting firm, including assessing the registered public accounting firm’s independence and qualifications;
•	Reviewing and approving all non-audit services performed by the independent registered public accounting firm;
•	Overseeing the activities and processes of the TTEC internal audit department;
•	Overseeing TTEC’s ethics program and its confidential hotline process, including reviewing the establishment of and compliance by employees and executives with the Company’s employee code of conduct, Code of Ethics: How TTEC Does Business, and the Company’s Ethics Code for Executive and Financial Officers;
•	Overseeing investigations into any matters within the Audit Committee’s scope of responsibility;
•	Overseeing the Enterprise Risk Management programs, including TTEC’s privacy, information security (including information security and cybersecurity risks), and regulatory compliance risk management; and
•	Reviewing and approving all related-party transactions.

In 2021, the members of the Audit Committee included Gregory A. Conley (Chair), Robert N. Frerichs, and Ekta Singh-Bushell. Throughout 2021, each Committee member was “independent” in accordance with the NASDAQ Stock Market Rules and Rule 10A-3(b)(l) under the U.S. Securities Exchange Act of 1934.

Our Board determined that Mr. Conley, Mr. Frerichs, and Ms. Singh-Bushell each qualify as an “audit committee financial expert” within the meaning of the SEC rules. Mr. Conley’s relevant experience includes his experience as a chief executive officer and director of several public and private companies. Mr. Frerichs’ relevant experience includes his CPA credentials, his role as chair of one of the largest public consultancies in the world, his career in audit and risk management, and his tenure on the audit committees of several companies. Ms. Singh-Bushell’s relevant experience includes her CPA credentials, her tenure as a member of several audit committees for public companies, and her two decades of experience working for a global public accounting and consultancy firm.

The Audit Committee oversees TTEC’s disclosure processes, including TTEC’s anonymous and confidential channels available to employees. The Committee established procedures for, and oversees receipt and treatment of, confidential (including anonymous) submissions by TTEC employees of concerns about the Company’s accounting, internal control, and auditing practices. These processes are established to assure accurate and complete financial reporting and to identify timely any potential issues that could impact TTEC’s accounting, financial reporting, and effectiveness of its internal controls. The Audit Committee reviews and assesses the matters raised through these reporting channels and monitors management’s response to these reports, engaging when warranted.

The Audit Committee evaluates the independence, qualifications, and performance of TTEC’s internal audit function and annually approves the Company’s internal audit plan. The Committee also discusses with management TTEC’s risk assessment and management practices; the Company’s major financial, operational, and regulatory risk exposures; and the steps management has taken to monitor and mitigate such exposures to be within the Company’s risk tolerance levels.

During 2021, the Audit Committee held four regularly scheduled meetings and four special meetings. The Committee did not have a need to approve any matters through unanimous written consent.

The Audit Committee reviews and assesses the adequacy of its charter, and revises it, if appropriate, on an annual basis.

Compensation Committee

The Compensation Committee operates under the Compensation Committee charter adopted by our Board and available at ttec.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website ttec.com). It is responsible for, among other things:

•	Reviewing performance goals and approving the annual salary, incentives, and all other compensation for each executive officer, including any employment arrangements and change of control agreements with such officers;
•	Reviewing and approving compensation programs for independent Board members;
•	Reviewing and approving material employee benefit plans (and changes to such plans);
•	Reviewing and evaluating risks associated with our compensation programs;
•	Adopting and administering various equity-based incentive plans; and
•	Overseeing the company’s diversity, equality, and inclusion programs.

In 2021, the members of the Compensation Committee included Tracy L. Bahl (Chair), Gregory A. Conley, and Robert N. Frerichs. Throughout 2021, each member of the Committee was “independent,” as defined under the NASDAQ Stock Market Rules, a “non-employee director,” as defined under SEC’s Rule 16b-3, and an “outside director,” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended.

During 2021, the Compensation Committee held four regularly scheduled meetings and two special meetings and approved no matters through unanimous written consent process. The Compensation Committee reviews and assesses the adequacy of its charter, and revises it, if appropriate, on an annual basis.

Nominating and Governance Committee

The Nominating and Governance Committee operates under the Nominating and Governance Committee charter adopted by our Board and available at ttec.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website ttec.com). It is responsible for, among other things:

•	Overseeing and managing the Board of Directors’ overall governance practices;
•	Identifying and recommending to our Board qualified candidates to stand for election to the Board (or be appointed pending the election at the Annual Stockholders Meeting);
•	Overseeing development and succession planning for executive officers and the Board of Directors of the Company;
•	Overseeing TTEC’s corporate governance, including the evaluation of the Board and its committees’ performance and processes, and assignment and rotation of Board members to various committees;
•	Overseeing TTEC’s ESG initiatives and reporting.

During 2021, the members of the Nominating and Governance Committee included Robert N. Frerichs (Chair), Tracy L. Bahl, Steven J. Anenen, and Ekta Singh-Bushell. Each member satisfies the independence requirements for nominating committee members pursuant to the NASDAQ Stock Market Rules.

During 2021, the Nominating and Governance Committee held four regularly scheduled meetings, no special meetings, and approved no matters through unanimous written consent. The Nominating and Governance Committee reviews and assesses the adequacy of its charter, and revises it, if appropriate, on an annual basis.

Executive Committee

The Board’s Executive Committee is a standing committee of the Board appointed to take certain action, between regularly scheduled Board meetings that are otherwise reserved to the full Board, under a delegation of authority from the Board. All actions taken by the Executive Committee are reported to and reviewed by the full Board at the Board meeting immediately following the action taken. The Executive Committee is authorized to consider and approve, among other things:

•	Mergers, acquisitions, and divestiture transactions at a level in excess of management’s authority but below a certain specific authority limit exclusively reserved to the full Board, provided that such transactions are not inconsistent with TTEC’s overall strategy as approved by the Board;
•	Capital expenditure transactions at a level in excess of management’s authority but below a certain specific authority limit designated by the Board, provided that such transactions are consistent with the annual business plan approved by the Board; and
•	Funding for the share repurchase program at a level in excess of management’s authority but below a certain specific limit designated by the Board.

During 2021, the members of the Executive Committee included Kenneth D. Tuchman (Chair), Tracy L. Bahl, and Steven J. Anenen.

The Executive Committee held no meetings during 2021.

Ethics Code for Executive and Financial Officers

We have adopted an Ethics Code for Senior Executive and Financial Officers that guides the behavior of our senior executives and financial officers beyond our code of business conduct that applies to all employees, including our Chief Executive Officer, Chief Financial Officer, Global Operations Officer, senior executives leading each of our business segments, General Counsel, Treasurer, Controller, senior accounting and finance executives who support our key business segments, financial directors, and controllers of each of our business segments and any person performing similar functions. The Ethics Code for Senior Executive and Financial Officers is available on our website at ttec.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website ttec.com) and we intend to disclose any waiver of, or amendments to, the Ethics Code for Senior Executive and Financial Officers on our website. You may also obtain a copy of the document without charge via email at corporatesecretary@ttec.com or by writing to:

TTEC Holdings, Inc.

9197 South Peoria Street

Englewood, Colorado 80112

Attention: Corporate Secretary

In addition to our Ethics Code for Senior Executive and Financial Officers, TTEC also has a code of business conduct (Ethics Code: How TTEC Does Business). This document mandates rules of ethical business conduct for all TTEC employees, members of our Board of Directors, and our suppliers and partners, including our executives and financial officers. We maintain a confidential web-based and telephone hotline, where employees can seek guidance or report concerns about violations of laws, our policies, or either of the ethics codes, including any concerns about financial reporting, misconduct, or fraud.

Director Compensation Overview

During 2021, the independent directors’ compensation was as follows:

•	An annual retainer of $75,000;
•	Additional annual retainer fees for Board committee service as follows:

Chair of Audit Committee	$ 27,000
Members of Audit Committee	$ 13,500
Chair of Compensation Committee	$ 20,000
Members of Compensation Committee	$ 10,000
Chair of Nominating and Governance Committee	$ 15,000
Members of Nominating and Governance Committee	$ 7,500

•	An annual grant of $130,000 of restricted stock units in TTEC stock, based on the fair market value of our common stock on the grant date. The annual grant of restricted stock units vest on the earlier of the first anniversary of the grant date or the date of the succeeding year’s Annual Meeting of Stockholders, or any change-in-control event (as defined in the relevant restricted stock unit agreement).

The employee directors do not receive additional compensation for their Board service.

The following table summarizes the actual compensation earned by independent directors during 2021 without regard of how it was paid:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1,2]	Total ($)
Steven J. Anenen	$ 81,898	$129,967	$211,865
Tracy L. Bahl	$101,898	$129,967	$231,865
Gregory A. Conley	$112,000	$129,967	$241,967
Robert N. Frerichs	$113,500	$129,967	$243,467
Marc L. Holtzman	$ 75,000	$129,967	$204,967
Gina L. Loften	$ 44,917	$240,014	$284,931
Ekta Singh-Bushell	$ 95,398	$129,967	$225,365

[1]	Reflects the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes in accordance with the guidance in Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). For information regarding assumptions used to compute grant date fair-market value with respect to the stock awards, see Note 19 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

2	As of December 31, 2021, independent directors Messrs. Anenen, Bahl, Conley, Frerichs, Holtzman and Ms. Singh-Bushell all held 1,194 unvested restricted stock unit awards; and Ms. Gina Loften held 2,205. Based on the closing stock price on the date of grant of $108.85, 1,194 shares with a fair-market value of $129,967 were issued for the annual grant. Ms. Loften also received a one-time welcome grant of restricted stock units. Based on the closing stock price on the date of grant of $108.85, 1,011 shares with a fair-market value of $110,047 were granted.

In February 2022, the Board of Directors of TTEC Holdings, Inc., on the recommendation of the Compensation Committee of the Board, adopted no changes to the compensation arrangements for the independent directors of the Company for the 2022/2023 board cycle in May 2022. The recommendation was based on a peer group and market data analysis review.

AUDIT COMMITTEE REPORT

The TTEC Audit Committee of the Board (the “Audit Committee”) is comprised entirely of independent directors who meet the independence requirements of the U.S. Securities and Exchange Commission (the “SEC”) and NASDAQ Stock Market’s Listing Rules. TTEC’s Board of Directors has determined that each member of its Audit Committee has accounting and other related financial management expertise, and, therefore, qualifies as an “audit committee financial expert,” as that term is defined by the SEC. The Audit Committee operates pursuant to a charter that is reviewed annually and updated to comply with the relevant regulatory requirements. The Audit Committee charter was most recently reviewed and updated in May 2021 and is available in the Investor Relations section of our website at ttec.com/sites/default/files/audit_committee_charter.pdf.

In performing its functions, the Audit Committee acts in an oversight capacity. The Committee is responsible for overseeing TTEC’s financial reporting processes and internal control structure on behalf of the Company’s Board of Directors, while management is responsible for the preparation, presentation, and integrity of the financial statements, and the effectiveness of TTEC’s internal controls over financial reporting. TTEC’s independent auditor, PricewaterhouseCoopers LLC (“PwC” or the “Auditor”), is responsible for auditing TTEC’s financial statements and providing an opinion on the conformity of TTEC’s consolidated financial statements with generally accepted accounting principles and on the effectiveness of TTEC’s internal control over financial reporting.

In 2021, the Audit Committee held eight meetings, all of which were conducted virtually due to COVID-19 precautions. The Audit Committee’s agenda for each meeting was set by the Committee’s chairperson in consultation with and on recommendation of TTEC’s Chief Financial Officer. During these meetings, the Audit Committee met with the senior members of TTEC’s financial management team, and, when appropriate, had separate private sessions with TTEC’s Chief Financial Officer, PwC, General Counsel, Chief Information Security Officer, and the Internal Audit Executive to discuss financial management, legal and compliance matters, accounting, cyber security initiatives, internal and external audits, and internal control issues.

As part of its oversight function, the Audit Committee reviews TTEC’s quarterly and annual reports on Form 10-Q and Form 10-K prior to their filing with the SEC and has detailed discussions with management about the quality and reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, the Audit Committee asks for management’s representations and reviews certifications prepared by TTEC’s Chief Executive Officer and the Chief Financial Officer that the unaudited quarterly and audited annual consolidated financial statements of the Company fairly represent, in all material respects, the financial condition, results of operations, and cash flows of TTEC.

In 2021, the Committee also focused its discussions with management, the Auditor and the Internal Audit Executive on the financial impacts and related disclosures related to the COVID-19 pandemic, and about implications of the prolonged pandemic and remote work on internal controls over financial reporting. The Committee determined that the Company’s internal control processes functioned normally during the COVID-19 pandemic, and all personnel who perform internal controls over the Company’s financial reporting had functioned effectively in the remote environment.

In 2021, the Committee was also actively engaged in the oversight of incident response to cyber security incidents that occurred during the third quarter of the year, the Company’s recovery efforts and further investments into its cyber security tools and processes to mitigate cyber security risks to the business. The Committee also reviewed whether the cyber security incident impacted the accuracy and reliability of the Company’s financial reporting and determined that the financial reporting was not impacted; the Committee also reviewed and endorsed additional controls that the Company adopted to further harden its systems to safeguard them in light of the growing global cyber security risk.

The Audit Committee reviewed and discussed with management TTEC’s audited annual consolidated financial statements for the year ended December 31, 2021. Based on this review, the discussions with management, and in reliance on the reports and opinions of the Auditor, the Audit Committee unanimously recommended to the TTEC Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Further in 2021, the Audit Committee periodically reviewed TTEC’s Enterprise Risk Management program and steps that the Company had taken to execute against its risk management plan. The Committee’s risk oversight, continued to focus on strategy execution in the uncertainty of the pandemic, cyber security vulnerabilities identified during the cyber security incidents, cyber threats to TTEC and TTEC clients’ systems and data, regulatory and business continuity risks specific to the distributed work-from-home environment, critical incident response planning, on-going health and safety initiatives related to COVID-19 pandemic, and business-as-usual risks critical to the business, including the competitiveness of the Company’s technology solutions, M&A effectiveness, fraud in the business, steps that the Company takes to protect privacy of its employees and its clients’ customers, and the risks inherent in the complexities of the regulatory compliance framework that affects TTEC’s business.

During the year, the Audit Committee received periodic status reports on the effectiveness of the Company’s treasury function, including its foreign exchange exposure management; its tax function and its global tax planning practices; the Company’s acquisition integration activities; and its investor relations activities. During 2021, the Committee also continued to review the preparations that the Company was making to transition its enterprise resource planning (ERP) system to the cloud environment.

The Audit Committee also monitored, throughout the year, the Company’s confidential hotline activities, focusing on procedures that the Company has in place for confidential submission of employee concerns about accounting, financial reporting practices and internal controls; possible violations of laws and policies, and other concerns about the business, which in 2021 also included concerns about COVID-19 safety. The Committee also periodically reviewed the processes that the Company uses to make sure that the Company’s employees are familiar with its code of business conduct (Ethics Code: How TTEC Does Business), the Ethics Code for Senior Executive and Financial Officers, and the training that the Company provides on these codes of conduct and Company values.

As part of its oversight responsibilities, the Audit Committee also oversees TTEC’s annual audit by its independent auditor, PwC, including the Auditor’s audit approach, audit plan, and critical audit matters; and whether the provision of minor non-audit services is appropriate given the Auditor’s independence. The Audit Committee also works with the Auditor to make sure that the PwC audit team that serves TTEC has the appropriate level of professional expertise to oversee the conduct of the TTEC annual independent audit and is appropriately supported by PwC’s partners with specific experience with respect to key countries where TTEC does business and by other PwC subject matter experts as necessary.

Each year, the Audit Committee evaluates the performance of PwC and its senior engagement team and determines whether to re-engage the Auditor for the coming year. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the Auditor, the Auditor’s global capabilities, the Auditor’s technical expertise including innovation and technologies that the Auditor uses to provide its services to the Company, the Auditor’s tenure as TTEC’s independent auditor, its knowledge of the Company’s global operations and industry, the competitiveness of the Auditor’s pricing for the services, and the quality of the Auditor’s interactions with the Audit Committee of the Board. Based on this evaluation, the Audit Committee decided to engage PwC as TTEC’s independent auditor for the year ended December 31, 2021. This appointment was ratified by TTEC stockholders at the 2021 Annual Stockholders Meeting.

The Audit Committee also considered the fees that PwC charged the Company for services in 2021 and determined them to be reasonable and adequate to ensure a comprehensive audit. In 2021, PwC’s total fees were $4.3 million, a $120,000 increase year over year, primarily related to a significant acquisition in 2021.

In accordance with SEC rules, to limit the number of consecutive years an individual audit partner may lead the independent audit for the Company, the Auditor’s engagement partner for TTEC is subject to the five-year rotation requirement. Assuming satisfactory performance and the Audit Committee’s continuing engagement of PwC as TTEC’s independent auditor, the current engagement partner’s rotation period will end effective with the annual audit for the period ending on December 31, 2022, rotating off our account in 2023. The Audit Committee is working closely with PwC to assure appropriate succession planning for an orderly transition when the engagement partner’s rotation period with TTEC ends, or if the partner leaves TTEC engagement for other reasons.

Although the Audit Committee has the sole authority to appoint the independent auditor, the Committee will continue its long-standing practice of recommending that the Board ask the stockholders, at the Annual Stockholders Meeting, to ratify the appointment of the independent auditor for the coming year (see, Proposal 2 beginning on page 65).

The Audit Committee periodically reviews the rules and regulations adopted, from time to time, by the Public Company Accounting Oversight Board (the “PCAOB”) and works with the Auditor to ensure that its opinion conforms with these requirements. During 2021, the Audit Committee also discussed with the Auditor those matters that are required to be discussed under the PCAOB rules and received required written disclosures from the Auditor regarding the Auditor’s communication with the Audit Committee concerning the Auditor’s independence.

. Audit Committee
Gregory A. Conley,	Chair
Robert N. Frerichs
Ekta Singh-Bushell

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT, AND CERTAIN BENEFICIAL OWNERS

The table below sets forth information, as of March 31, 2022, concerning the beneficial ownership of the following persons and entities:

•	Each person or entity known to us to beneficially own more than 5 percent of our outstanding common stock;

•	Each of our directors and nominees for our Board;

•	Each of our executive officers, including our Named Executive Officers; and

•	All of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the SEC rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and/or investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 47,035,634 shares of common stock outstanding as of March 31, 2022. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity in accordance with the SEC rules, we deemed outstanding shares of common stock: (1) subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2022; and (2) issuable upon the vesting of restricted stock units (“RSUs”) or performance-based restricted stock units (“PRSUs”) within 60 days of March 31, 2022. In accordance with the SEC rules, we did not deem outstanding these two categories of shares of common stock for the purpose of computing the percentage ownership of any other person or entity.

The information provided in the table is based solely on our records, and information filed with the SEC with respect to the owners of our shares of common stock, except where otherwise noted. Unless otherwise indicated, the address of each beneficial owner listed in the table is c/o TTEC Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado 80112.

Stock Ownership of Directors, Management, and Certain Beneficial Owners

	Shares Beneficially Owned
Name of the Beneficial Owner	Common Stock		Options Vested and Options and RSUs Vesting Within 60 Days of March 31, 2022	Total Beneficial Ownership as of March 31, 2022		Percent of Class
5% Stockholders
Kenneth D. Tuchman	27,853,207	[1]	-	27,853,207	[1]	59.2%
BlackRock Inc.	2,834,994	[2]	-	2,834,994	[2]	6.0%
The Vanguard Group	2,449,025	[3]	-	2,449,025	[3]	5.2%
Executive Officers, Directors, and Nominees
Kenneth D. Tuchman	27,853,207	[1]	-	27,853,207	[1]	59.2%
Steven J. Anenen	18,645		1,194	19,839		*
Tracy L. Bahl	14,751		1,194	15,945		*
Gregory A. Conley	13,841		1,194	15,035		*
Richard Sean Erickson	1,232		-	1,232		*
Robert N. Frerichs	14,966		1,194	16,160		*
Judi A. Hand	114,954		-	114,954		*
Marc L. Holtzman	25,385	[4]	1,194	26,579	[4]	*
Gina L. Loften	-		2,205	2,205		*
Margaret B. McLean	42,947		-	42,947		*
Regina M. Paolillo	223,028		-	223,028		*
Dustin J. Semach	-		-	-		*
Ekta Singh-Bushell	13,601		1,194	14,795		*
All directors, director nominees and executive officers as a group (13 persons)	28,336,557		9,369	28,345,926		60.3%

*	Less than 1 percent.

[1]	Includes 27,843,207 shares subject to sole voting and investment power, and 10,000 shares with shared voting and investment power. The shares with sole voting and investment power consist of: (i) 6,526,401 shares held by Mr. Tuchman; (ii) 14,766,806 shares held by a limited liability partnership controlled by Mr. Tuchman; and (iii) 6,550,000 shares held by a revocable trust controlled by Mr. Tuchman. The shares with shared voting and investment power consist of 10,000 shares owned by Mr. Tuchman’s spouse. Mr. Tuchman is the beneficial owner of 59.2 percent of the shares of common stock entitled to vote at the meeting.

[2]	The common stock shown for BlackRock, Inc. located at 55 East 52nd Street New York, NY 10055, corresponds with their 13G filed as of December 31, 2021 and includes 2,801,354 shares with sole voting power and 2,834,994 shares in the aggregate.

[3]	The common stock shown for The Vanguard Group located at 100 Vanguard Boulevard, Malvern, PA 19355, corresponds with their 13G filed as of December 31, 2021 and includes 0 shares with sole voting power and 2,449,025 shares in the aggregate.

[4]	Includes 22,085 shares held by Mr. Holtzman directly and 3,300 shares held for Mr. Holtzman’s minor children.

TTEC Insider Trading Policy – Hedging/Pledging Restrictions

The Company’s insider trading policy prohibits its directors, officers, employees, and members of TTEC supply chain from engaging in hedging and pledging transactions with TTEC securities. Under the policy, TTEC Chairman of the Board and Chief Executive Officer, who is the Company’s controlling shareholder, is permitted to pledge his shareholdings, with prior review and approval of the TTEC Board of Directors, provided such pledge does not involve a material portion of his overall holdings.

RELATED-PARTY TRANSACTIONS

In accordance with our written Related-Party Transaction Policy, the Audit Committee of the Board is responsible for review and approval of transactions required to be disclosed as a “related-party” transaction under applicable law, including the SEC rules (generally, transactions involving amounts in excess of $120,000 in which a related person has a direct or indirect material interest). TTEC management monitors all related-party transactions, and reports about their status to the Audit Committee quarterly. TTEC executive officers and directors complete a questionnaire during the first quarter of each fiscal year, in which they provide information about the terms of all their related-party transactions (as defined in Item 404(a) of Regulation S-K) that occurred during the prior year and that are expected to occur during the current year. In reviewing related-party transactions, the Audit Committee considers whether these transactions are executed at “arms-length” by reviewing all relevant facts and circumstances, including among others, the commercial reasonableness of the terms, the actual and perceived benefit to the Company, opportunity costs of alternate transactions, the materiality and character of the related-party’s interest, the actual and apparent conflict of interests, the impact on a director’s independence (if the related-party is a director, an immediate family member of a director, or an entity controlled by a director), and the terms on which a similar transaction can be secured from unrelated third parties.

During 2021, TTEC has undertaken the following related-party transactions with prior approval of the Audit Committee of the Board:

•	The Company entered into an agreement under which Avion, LLC (“Avion”) and Airmax LLC (“Airmax”) provide certain aviation flight services as requested by the Company. Such services include the use of an aircraft and flight crew. Kenneth D. Tuchman, Chairman and Chief Executive Officer of the Company, has an indirect 100 percent beneficial ownership interest in Avion and Airmax. During 2021, 2020, and 2019, the Company expensed $600,000, $400,000, and $1.1 million, respectively, to Avion and Airmax for services provided to the Company. There was $50,000 in payments due and outstanding to Avion and Airmax as of December 31, 2021. While in 2022 TTEC continues to be cautious with non-essential travel, we anticipate that the Avion and AirMax expenses will return to the 2019 levels in the 2022 as travel starts to return to pre-COVID-19 levels. Based on this, we anticipate the 2022 expenditures will be lower than the 2019 spend but will exceed the 2021 spend.

•	Welltok, Inc., a consumer health SaaS company, and TTEC had a joint venture, Welltok TTEC Communications, which provided services to healthcare clients, and which was dissolved in 2021. Regina M. Paolillo, Global Chief Operating Officer of the Company, was a member of the board of directors of Welltok, Inc. Ms. Paolillo also previously held a small investment in Welltok. During the years ended December 31, 2021, 2020 and 2019, the Company recorded revenue of $1.5 million, $3.0 million, and $5.3 million, respectively, in connection with the work performed through the joint venture. As of December 31, 2021, Ms. Paolillo is no longer a member of the board of directors of Welltok.

•	Ms. Paolillo is also a member of the board of directors of Unisys (NYSE:UIS), a global information technology company. During the year ended December 31, 2021, the Company recorded revenue of $0.4 million in connection with services performed for Unisys.

•	Ms. Paolillo is also a member of the board of directors of Alight Solutions (NYSE:ALIT), a human capital business solutions company. In 2022, the Company and Alight entered into a services agreement pursuant to which Alight will have an opportunity to earn approximately $1.0 million per year for a period of five years. As of the date of this proxy, no fees have been earned under this agreement.

EXECUTIVES AND EXECUTIVE COMPENSATION

TTEC Executive Team

Richard Sean Erickson, 60, serves as Global Head of TTEC Engage business segment. Mr. Erickson joined TTEC in 2020 to lead operations for the company’s Engage business segment around the globe. After running TTEC’s North American operations in the early 2000s, Mr. Erickson held executive leadership roles in customer experience, cloud technology, consulting, business process outsourcing, and telecommunication industries. Prior to joining TTEC, Mr. Erickson was the managing director for strategic consulting at Eventus Solutions Group, a customer experience transformation company, where he led work-at-home solution offerings; president and chief executive officer at OneTouch Brands, a video engagement solutions company; and chief venture officer at SITEL, a global contact center services provider. Mr. Erickson holds a degree in Business Administration from Wichita State University.

Judi A. Hand, 60, serves as Chief Revenue Officer for TTEC. She joined the Company in 2007, when TTEC acquired Direct Alliance Corporation, where she served as president. Between 2011 and 2013 she served as TTEC’s Chief Sales Officer, the role that she resumed under a new revenue officer title in 2016. Between 2003 and 2007, Ms. Hand was a senior executive with AT&T (NYSE:T), culminating her career there as a senior vice president for enterprise sales. Prior to AT&T, Ms. Hand worked at Qwest, then a public global communications company and several of its subsidiaries in sales and marketing roles of increasing responsibility. Since June 2020, Ms. Hand has been serving as a member of the board of directors of Ooma, Inc. (NYSE:OOMA), a communications platform for businesses and consumers. Ms. Hand also serves as a board advisor to Four Winds Interactive, and between 2016 and 2017, she was a member of the board of directors of Manitoba Telecom Services, Inc., a Canada telecommunication company. Ms. Hand holds an MBA from Stanford University and a B.S. in Communications degree from University of Nebraska.

Regina M. Paolillo, 63, serves as Global Chief Operating Officer for TTEC. Ms. Paolillo joined TTEC in 2011 as Chief Financial and Administrative Officer and transitioned to her current role in 2021. Between 2009 and 2011, Ms. Paolillo was an executive vice president for enterprise services and chief financial officer at Trizetto Group, Inc., a privately held professional services company serving the healthcare industry. Between 2007 and 2008, Ms. Paolillo served as a senior vice president, operations group for General Atlantic, a leading global growth equity firm. Between 2005 and 2007, Ms. Paolillo served as an executive vice president for revenue cycle and mortgage services at Creditek, a Genpact (NYSE:G) subsidiary. Prior to the Company’s acquisition by Genpact, between 2003 and 2005 and 2002 and 2003, Ms. Paolillo was Creditek’s chief executive officer and chief financial officer respectively. Ms. Paolillo also served as the chief financial officer and executive vice president for corporate services at Gartner, Inc., (NYSE:IT) an information technology research and advisory company. Ms. Paolillo is a member of the board of directors of Alight (NYSE:ALIT) since 2021; and has been a member of the board of directors of Unisys Corporation (NYSE:UIS) since 2018. Between 2018 and 2021, Ms. Paolillo also was a member of the board of directors of Welltok, Inc., a private consumer health SaaS company. Ms. Paolillo holds a B.S. in Accounting degree from University of New Haven.

Dustin J. Semach, 40, joined TTEC in 2020, as part of our planned CFO succession, assuming the role of TTEC CFO in Q3 2021. Prior to TTEC, Dustin was the chief financial officer for Rackspace (NASDAQ:RXT); and held senior financial roles in the technology services and business process outsourcing industries, including DXC Technology (NYSE:DXC), Computer Services Corporation (NYSE:CSC), and IBM (NYSE:IBM). Mr. Semach holds an MBA from Northeastern University and a bachelor’s degree in Computer Science from Clemson University.

Margaret B. McLean, 58, joined TTEC in 2013 as the Company’s General Counsel and Chief Risk Officer. Prior to TTEC, Ms. McLean was a senior executive at CH2M (now part of Jacobs Engineering Group (NYSE:JEC)), a global engineering and program management company, serving as that company’s chief legal officer. Prior to CH2M, Ms. McLean was a corporate finance and M&A partner at a major law firm, working in its Denver, London, and Moscow offices. Ms. McLean started her career in IT at Hewlett Packard (NYSE:HPE) and led the application systems department for Science Applications Int’l (NYSE:SAIC). She holds a JD from the University of Michigan, an MBA from the University of Colorado, and a B.S. in Management Information Systems and Computer Science from University of Arizona.

Information regarding Kenneth D. Tuchman, Chairman and Chief Executive Officer, is provided in this section under the heading “2022 Director Nominees.”

Compensation Discussion and Analysis

In this section, we discuss our compensation philosophy and describe the 2021 compensation program for our Chief Executive Officer, Chief Financial Officer, and four additional highest compensated members of our executive leadership team, whom we refer to as our Named Executive Officers (“NEOs”). We describe compensation earned by each of our Named Executive Officers and explain how our Compensation Committee of the Board determined this compensation, including its rationale for specific 2021 compensation decisions.

2021 PERFORMANCE HIGHLIGHTS

Our 2021 performance is summarized below:

●  Our revenue was a record $2.27 billion, an increase of 16.6 percent over the year ago period.

●  Our income from operations was $217.2 million or 9.6 percent of revenue, a 6.1 percent increase year over year. Income from operations on a non-GAAP basis[1] was $286.2 million, or 12.6 percent of revenue, compared to12.4 percent in the prior year.

●  Our net cash provided by operating activities was $251.3 million compared to $271.9 million in the prior year.

●  We booked $751 million in new business, a 14 percent increase over the prior year.

●  Our diluted earnings per share were $2.97 compared to $2.52 in the prior year, and $4.62[1] compared to $3.83 in prior year on a non-GAAP basis.

●  We paid a total of $42.2 million in cash dividends to our shareholders.

[1]	TTEC computes company performance metrics on a non-GAAP basis, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, deconsolidation of subsidiaries, changes in acquisition earn-outs, changes in tax valuation allowances, return to provision adjustments, and one-time non-recurring items. Please review a copy of the 2021 Annual Report and 2021 full-year earnings press release for a reconciliation of these non-GAAP adjustments.

2021 Named Executive Officers

  ●      Kenneth D. Tuchman, Chairman of the Board and Chief Executive Officer.

  ●      Regina M. Paolillo, Chief Administrative and Financial Officer for a portion of 2021, and Global Chief Operating Officer for the remainder of the year.

  ●      Dustin J. Semach, Chief Financial Officer for a portion of 2021.

● Judi A. Hand, Chief Revenue Officer. ● Richard Sean Erickson, Global Head of Engage business segment. ● Margaret B. McLean, General Counsel and Chief Risk Officer.

2021 Executive Compensation Summary

Our executive compensation program is designed to reward financial results and effective strategic leadership, which we believe are key elements in building sustainable value for stockholders. Our compensation programs’ performance metrics align the interests of our stockholders and senior executives by correlating the timing and amount of actual pay to the Company’s short- and long-term performance goals. Our compensation programs encourage ethical and responsible conduct in pursuit of these goals and the alignment of our leaders with TTEC’s vision, mission, and values.

We carefully benchmark our compensation decisions against a relevant group of peer companies – all of which are our potential competitors – for the caliber of executive talent required to manage a global and complex business like TTEC.

Our executive compensation programs include three principal elements:

Compensation Element		Purpose
●	Base Salary	●	Provides competitive fixed dollar compensation.
●	Annual Performance-Based Cash Incentive Awards	●	Provides “at risk” annual variable cash consideration that aligns executive compensation to the Company and individual achievements of short-term (annual) performance objectives, as established by the Board of Directors.
●	Equity Grants	●	Provides “at risk” long-term performance-based and short-term time-based equity compensation opportunity. Our equity incentive program includes two components: one that rewards the prior year’s performance but vests over time, and another that is forward looking and rewards growth of key performance indicators like revenue and operating income over a three-year period. By emphasizing a longer-term view in equity performance incentives, the Company aligns our Executive Officers’ interests with the interests of and value creation for our stockholders. By emphasizing long-term growth objectives for Executive Officers’ compensation purposes, we continue to align their interests with the interests of our stockholders. The transition from the annual performance-based to annual and multi-year performance-based equity incentive program has been fully implemented 2019 through 2021.

For 2021, we paid the following to our Named Executive Officers:

Named Executive Officers	Actual Total Direct (TDC) Compensation [1]	Market TDC at 25th	Market TDC at 50th	Market TDC at 75th	Percentile
Kenneth D. Tuchman [2]	$ 1	$5,588,000	$6,999,000	$9,087,000	<25th
Richard Sean Erickson	$ 892,231	$ 694,000	$1,120,000	$1,820,000	>25th
Judi A. Hand	$2,069,994	$ 970,000	$1,516,000	$2,317,000	>50th
Margaret B. McLean	$1,215,656	$ 773,000	$1,006,000	$1,582,000	>50th
Regina M. Paolillo [3]	$2,437,518	$1,690,000	$2,693,000	$4,540,000	>25th
Dustin J. Semach [4]	$ 764,288	$1,911,000	$2,195,000	$3,040,000	<25th

[1]	Actual TDC represents base salary earned in 2021, bonus earned for 2021 performance paid in 2021 and 2022, FMV RSU equity grants awarded in 2021, performance-based shares granted at target achievement under the 2021 long-term incentive plan and settlement in 2022 of performance-based awards earned for the 2021 achievement period (Tranche 3) under the 2019 long-term incentive plan.

[2]	As previously disclosed, at Mr. Tuchman’s request, the Compensation Committee approved Mr. Tuchman’s base salary to be $1 per year.

[3]	Ms. Paolillo was promoted to Global Chief Operating Officer in 2021. Market benchmark data shown in the above table aligns to her new role.

[4]	Mr. Semach was promoted to Chief Financial Officer in 2021. Market benchmark data shown in the above table aligns to his new role.

The mix of base and variable “at risk” compensation for 2021 was as follows and excludes our CEO and Mr. Semach who was newly promoted in 2021:

CONSIDERATION OF 2020 “SAY-ON-PAY” VOTE

At our 2020 Annual Meeting of Stockholders, 99.77 percent of the votes cast in our stockholder advisory vote approved the compensation of our Named Executive Officers (our “Say-On-Pay” vote). In light of this stockholder support, the Compensation Committee made no significant changes to the overall design of our compensation programs during 2020 but continued its pay for performance philosophy by putting a substantial portion of executives compensation at risk and aligning executive officers’ interests with value generation for TTEC stockholders.

The Compensation Committee will continue to review best practices in executive compensation and adjust the structure of TTEC executive compensations to be consistent with market trends, our pay-for-performance philosophy, and to make sure that TTEC’s executive compensation aligns the interest of the executive leadership team with the interests of the Company’s stockholders.

The Committee will continue considering the outcome of the stockholders Say-On-Pay votes when making future compensation decisions for our Named Executive Officers.

CONSIDERATION OF 2017 “FREQUENCY ON SAY-ON-PAY” VOTE

At our 2017 Annual Meeting of Stockholders, we asked stockholders to consider how often they wish to vote, on an advisory basis, on the Say-On-Pay matters (the “Frequency of Say-On-Pay” vote). The stockholders decided to hold the advisory vote on executive compensation every three years by a vote of 82.6 percent. In the six years prior to the 2017 Frequency of Say-On-Pay vote, TTEC stockholders approved its executive compensation by an average margin of greater than 95 percent. The stockholders will have their next opportunity to consider how often they wish to vote on matters involving executive compensation as part of the 2023 Annual Meeting of Stockholders.

EXECUTIVE LEADERSHIP TEAM COMPENSATION APPROACH AND STRUCTURE

Our Approach to Executive Leadership Compensation

We structure our executive compensation to attract and retain executive talent who can maximize our performance results. Our compensation program is designed to motivate our executive leadership team to remain focused on delivering superior performance that creates long-term investor value. Our executive compensation program also places significant weight on how our leaders align their conduct with TTEC’s vision, mission, and values as they achieve their personal goals and the Company’s performance goals.

Our Compensation Practices Include:
Pay for Performance. We encourage a results-oriented culture through pay-for-performance compensation, and annually review executive compensation against the Company’s overall performance and its annual goals.
Competitive Compensation Targets. The Compensation Committee annually sets each executive’s target total direct compensation based on a review of market benchmarks.
Rigorous Performance Metrics. The Compensation Committee annually reviews and re-sets executive performance targets to assure that they appropriately reflect the goals of the business and are challenging, but achievable.
Stockholder Alignment. Through our compensation practices, we align the interests of our Named Executive Officers, other executive officers and our stockholders to maximize long-term performance goals of the Company.
Affordability of Rewards. We ensure that our rewards are affordable by aligning them to the Company’s results of operation as they compare to our annual business plan.
Significant “at risk” Component. We structure our compensation programs with a significant portion of variable or “at risk” to ensure that actual compensation realized by Named Executive Officers directly and demonstrably links to individual and Company-wide performance.
Share Ownership Guidelines. Our Chief Executive Officer and Global Chief Operating Officer are expected to hold TTEC equity in an amount of at least 4 times their base compensation, our Chief Financial Officer is expected to hold TTEC equity in the amount of at least 3 times their base compensation; while other members of the executive leadership team, including all Named Executive Officers, are expected to hold equity equal to 1.5 to 2.5 times their base compensation based on their position level.
Restrictive Covenants. Members of our executive leadership team are subject to market appropriate restrictive covenants, effective on separation from TTEC. These restrictive covenants include non-competition, client and employee non-solicitation, and customary non-disclosure obligations.
Individual Accountability. Our compensation program is designed to ensure that our Named Executive Officers remain focused on our company and their group financial goals to build the foundation for our long-term success.
Review of Compensation Peer Group. Our Compensation Committee reviews our executive compensation program against our peer group annually and adjusts, when necessary, to make sure that it remains relevant and appropriate.

Executive Leadership Team Compensation Structure

To achieve its overarching objectives, our executive compensation program consists of the following three principal elements:

Compensation Element	Characteristics	Purpose	Philosophy
Base salary	Fixed annual compensation that provides a competitive level of base compensation.	Compensate senior executives for their level of experience and responsibility.	We believe base salary should be competitive.
Annual performance-based cash incentive awards	Variable annual cash compensation opportunity funded based on objective Company performance targets (operating income) and paid based on subjective measures of individual performance.	Motivate and reward senior executives for performance against short-term Company goals.	We believe in providing appropriate incentives to drive the Company’s short-term financial and operational objectives.
Equity awards	Variable equity compensation granted annually, usually, in the form of restricted stock units (RSUs), or stock options or performance-based award opportunities as deemed appropriate.

Our equity incentive program includes two components: one that rewards the prior year’s performance but vests over time, and another that is forward looking and rewards growth of key performance indicators like revenue and operating income over a three-year period. By emphasizing a longer-term view in equity performance incentives, the Company aligns our Executive Officers’ interests with the interests of and value creation for our stockholders.

Motivate and retain senior executives during the multi-year vesting and target periods and focus them on longer term performance objectives by aligning their interests with those of our stockholders through the vesting period.

We believe that annual equity grants that vest over multiple years encourage the executive management team to focus on the long-term stock value appreciation.

We also believe that multi-year performance targets offer important alignment between stockholders’ and executives’ interests over longer-term.

These incentives in the aggregate provide a market competitive equity opportunity.

In addition to these primary components of compensation, our senior executives are also eligible to participate in our general health and welfare programs, 401(k) plan, life insurance program, and other employee benefit programs. Although to be competitive, we pay as perquisites all or a portion of certain Named Executive Officers’ healthcare premiums, we believe that perquisites should be limited in scope and value, and, historically, they have not constituted a significant portion of executive compensation.

OVERSIGHT OF OUR EXECUTIVE COMPENSATION PROGRAM

Role of the Compensation Committee

Our Compensation Committee determines all compensation for members of our executive leadership team, including our Named Executive Officers, on an annual basis. In doing so, the Compensation Committee:

●	Evaluates the compensation received during the year by each executive, and considers the Company’s performance, the individual performance of each executive and his/her skills, experience, and responsibilities to determine if any change in the executive’s compensation is appropriate.

●	Reviews with the Chief Executive Officer the performance of the other Named Executive Officers.

●	Reviews peer group data and the advice of the compensation consultant as a measure of the competitive market for executive talent in our industry.

●	Considers the executive’s contribution to the Company’s overall operating effectiveness, strategic success, and profitability, and considers the quality of the executive’s decision-making.

●	Considers the executive’s role in developing and maintaining key client relationships.

●	Considers the Company’s financial results for the year and how the executive contributed to these results but does not adhere to strict formulas to determine the mix of base salary, equity grants and cash incentives.

●	Evaluates the level of responsibility, scope and complexity of such executive’s position relative to other Company executives.

●	Determines the composition and amount of compensation for each Named Executive Officer and uses its subjective judgment in determining the amount of each compensation element in order to retain and motivate current executives.

●	Assesses the executive’s leadership growth and management development over the past year.

The Compensation Committee utilizes these subjective factors because it believes they are critical to increasing stockholder value. These factors are not quantified or weighted for importance, and the Compensation Committee’s use of these factors is tied directly to the individual role and the responsibilities of each executive officer. For example, greater weight may be given to the role of developing and maintaining key client relationships for the Chief Revenue Officer due to her responsibilities for overseeing sales operations, while greater weight will be given to contribution to our overall operating effectiveness, strategic success and profitability, and completion of strategic projects, among other factors, for the Global Chief Operating Officer, given her responsibilities relating to our financial performance and growth.

Funding for performance-based cash incentives and our equity grants are based on objective Company performance targets set at the beginning of each year. As a result, there is uncertainty with respect to the achievement of these funding targets at the time they are set. The Compensation Committee has the authority to modify the funding for these variable incentives, in its sole discretion, when material changes in the business warrant it.

Our ability to achieve the funding target is heavily dependent not only on factors within our control, but also on current economic conditions, foreign exchange rate movements, weather events, and other performance variables outside of our control. In measuring our performance against pre-determined performance targets, the Compensation Committee may make (and over the years has made) adjustments to these targets for items outside of the executive leadership team’s control.

In addition to its discretion with respect to the performance-based cash incentives and equity grants, during those years in which our actual performance resulted in a lower than anticipated level of funding for the variable incentives, the Compensation Committee may from time to time determine that funding should be provided outside of the objective Company performance criteria to fund discretionary bonuses and equity awards to retain or to reward executive officers for their exceptional individual contribution (measured on a subjective basis). Although the Compensation Committee has this discretion, it utilizes it infrequently to maintain the integrity of the Company’s compensation structure and philosophy.

How We Use Compensation Consultants

From time to time, and as needed, the Compensation Committee retains services of compensation consultants, law firms, and other professional advisors to act as independent advisors to the Compensation Committee. In selecting its consultants, the Compensation Committee takes measures to assure that no member of our Board or any Named Executive Officer has any affiliations with such consultants. The Compensation Committee requires that all of its consultants provide it with annual certification of their independence.

In 2021, the Compensation Committee utilized the services of Meridian Compensation Partners, LLC (Meridian), an executive compensation consulting firm, as the Compensation Committee independent advisor. The Committee did not use services of other advisors in 2021, but they were available to the Committee as directed by the Committee chair.

Meridian

At least every other year, Meridian will provide the Compensation Committee with independent compensation advice on various aspects of executive compensation, including:

●	A periodic review of our compensation practices, trends, and philosophy;

●	A competitive assessment of our executive compensation levels and pay-for-performance linkage;

●	An analysis of peer group companies that compete with us and that follow similar compensation models, along with benchmark compensation and benefits data for the peer group;

●	A review of our equity award and cash incentive programs;

●	A review of our compensation practices compared to peer group companies and current trends related to executive employment agreements; and

●	Assistance in developing recommendations for compensation for our executive officers, including our Named Executive Officers.

Meridian takes its direction solely from, and provides reports to, the Compensation Committee, or to members of our in-house human capital department at the direction and on behalf of the Compensation Committee. All costs of Meridian’s services are paid by the Company at the direction of the Compensation Committee chair. Although Meridian provides recommendations on the structure of our compensation programs, Meridian does not determine the amount or form of compensation for any of our Named Executive Officers. From time to time, Meridian may also provide advice to the Company, with knowledge and consent of the Compensation Committee.

In those years when Meridian is not utilized by the Compensation Committee of our Board, similar compensation analysis is performed by members of our in-house human capital department who have special expertise in executive compensation.

How We Use Peer Group, Survey, and Benchmark Data

Each year, the Compensation Committee reviews the competitiveness of our compensation program against our peer group and market benchmarks. The Compensation Committee, with the assistance of Meridian, identified a new peer group of companies. TTEC’s current peer group includes:

● 8x8 ● Amdocs Limited ● Avaya Holdings ● Black Knight, Inc. ● CSG Systems International ● EPAM Systems, Inc. ● ExlService Holdings, Inc. ● Five9	● Genpact, LTD ● ManTech International Corporation ● Open Text Corporation ● Sabre Corporation ● Sykes Enterprises, Inc. ● Tyler Technologies, Inc. ● Unisys Corporation ● Virtusa Corporation

During 2021, the Compensation Committee of the Board reviewed the Company’s peer group previously established and determined to retain the current peer group without changes until the peer group is reviewed again in 2022. This peer group was selected because the companies in the group are in the same or similar industries, compete with us for executive talent, follow similar compensation models and are of a similar size. The Compensation Committee reviewed the compensation practices of this peer group to effectively design compensation arrangements to attract new executives in our highly competitive, rapidly changing market and to confirm proper levels of compensation for our Named Executive Officers.

This peer group data for executive officers performing the same or similar roles is one factor the Compensation Committee uses in establishing Named Executive Officer base salaries, and performance-based cash incentive and equity grants, and in otherwise determining the overall mix of equity grants, cash incentives and base salaries for executive compensation. The Compensation Committee does not adhere to strict formulas, benchmarking in its review of this peer group data to determine the mix of our executive’s compensation elements. The peer group data is instructive, but it is neither binding nor a dispositive factor in how the Compensation Committee makes its compensation decisions for the Company.

CEO COMPENSATION

Mr. Tuchman, our Chief Executive Officer, beneficially owns 59.2 percent of the Company. His interest in the Company’s performance, therefore, is very closely and personally aligned with that of our other stockholders. At Mr. Tuchman’s request, the Compensation Committee approved Mr. Tuchman’s base salary to be $1 for 2021. Mr. Tuchman’s salary has remained at this level since 2012. Under Mr. Tuchman’s employment agreement, he does not participate in our variable compensation plans. Accordingly, the Compensation Committee did not award any cash incentives or equity grants to Mr. Tuchman.

2021 BASE SALARY COMPENSATION FOR NAMED EXECUTIVE OFFICERS

The Compensation Committee analyzed benchmarks for competitive base salaries using the peer group as the guide for the executive leadership team’s base salaries. Based on these benchmarks, in 2021, the Compensation Committee approved a base salary increase for Mr. Erickson from $350,000 to $375,000.

In 2021, the Compensation Committee approved a base salary increase for Mr. Semach to reflect a change in responsibility associated with his new role as Chief Financial Officer.

In February 2022, the Compensation Committee approved a base salary increase for Ms. Paolillo to reflect a change in responsibility associated with her new role as Global Chief Operating Officer. The Committee determined that the base salaries for other Named Executive Officers were appropriate, with the exception of Mr. Tuchman’s base salary, which has been set at $1 based on Mr. Tuchman’s request. Base salaries for our Named Executive Officers during 2020, 2021 and as of this filing for 2022 have been as follows:

Executive	Base Salary			Considerations for Base Salary Determination
	2022	2021	2020
Kenneth D. Tuchman	$1	$1	$1	At Mr. Tuchman’s request, his annual salary is $1.
Richard Sean Erickson	$375,000	$375,000	$350,000	Based on the role, scope of responsibilities, and market benchmarks.
Judi A. Hand	$400,000	$400,000	$400,000	Based on the role, scope of responsibilities, and market benchmarks for the senior executive in charge of sales.
Margaret B. McLean	$375,000	$375,000	$375,000	Based on the role, scope of responsibilities, and market benchmarks.
Regina M. Paolillo	$475,000	$425,000	$425,000	Based on complexity of the role and market benchmarks.
Dustin J. Semach	$400,000	$400,000	$375,000	Based on complexity of the role and market benchmarks.

PERFORMANCE-BASED CASH INCENTIVE AWARDS

Performance-Based Cash Incentives Funding Criteria

The Compensation Committee of the Board resets the variable cash incentive award funding targets at the beginning of each year. In 2021, the Compensation Committee selected Adjusted Operating Income1 targets in setting our variable incentive funding because this target was consistent with the Company’s long-term growth objectives and aligned the interests of management with the interests of our stockholders. As part of its compensation philosophy, the Compensation Committee sets reasonable stretch targets that are difficult to achieve, but which it believes are achievable.

Performance-Based Cash Award Funding and Adjusted Operating Income Results for 2020 Performance

With respect to cash incentives paid in 2021 related to 2020 performance, the Compensation Committee of our Board approved the funding of $29.4 million based on performance results against the 2020 Adjusted Operating Income targets as reflected in the table below. Based on the Company achievement of Adjusted Operating Income targets, Management recommended, and the Compensation Committee of the Board agreed to provide incremental funding to the 2020 bonus pool. The bonus pool for 2020 performance funded at 164 percent or $29.4 million.

With respect to cash incentives paid to the Named Executive Officers, the Compensation Committee approved awards of $2.8 million based on their performance against 2020 Adjusted Operating Income targets. The paid incentives of $2.8 million comprised of bonuses paid in the first quarter of 2021 for 2020 performance.

For purposes of determining the cash incentive funding for 2020 performance, the Compensation Committee made adjustments to 2020 results of operations due to foreign exchange fluctuations, which account for variance between FX rates used to set 2020 targets and the actual 2020 FX rates. The Compensation Committee determined that such adjustments were appropriate because these events were outside of direct control of the Company and the management team.

The 2020 Adjusted Operating Income results measured against the targets were as follows:

Performance-Based Cash Incentive Funding Metrics	2020 Target	2020 Performance	2020 Performance – Adjusted for FX	Total Performance-Based Cash Award Funding for 2020 Performance
Adjusted Operating Income	$174.9 million	$237.5 million	$238.8 million	$29.4 million

Performance-Based Cash Award Funding and Adjusted Operating Income Results for 2021 Performance

With respect to cash incentives paid in 2021 and 2022 related to 2021 performance, the Compensation Committee of our Board approved the funding of $16.39 million based on performance results against the 2021 Adjusted Operating Income targets as reflected in the table below. The bonus pool funding of $16.39 million represented 83.8 percent of the target bonus opportunity based on each segment’s performance against their annual Adjusted Operating Income targets.

With respect to cash incentives paid to the Named Executive Officers, the Compensation Committee approved awards of $1.6 million based on their performance against 2021 Adjusted Operating Income targets. The paid incentives of $1.6 million comprised of bonuses paid in the third quarter of 2021 and the first quarter of 2022 for 2021 performance.

For purposes of determining the cash incentive funding for 2021 performance, the Compensation Committee made adjustments to 2021 results of operations due to foreign exchange fluctuations, which account for variance between FX rates used to set 2021 targets and the actual 2021 FX rates. The Compensation Committee determined that such adjustments were appropriate because these events were outside of direct control of the Company and the management team.

The 2021 Adjusted Operating Income results measured against the targets were as follows:

Performance-Based Cash Incentive Funding Metrics	2021 Target	2021 Performance	2021 Performance – Adjusted for FX	Total Performance-Based Cash Award Funding for 2021 Performance
Adjusted Operating Income	$242.7 million	$251.4 million	$244.9 million	$16.39 million

[1]	TTEC computes company performance metrics on a non-GAAP basis, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, deconsolidation of subsidiaries, changes in acquisition earn-outs, changes in tax valuation allowances, return to provision adjustments, and one-time non-recurring items. Please review a copy of the 2021 Annual Report and 2021 full-year earnings press release for a reconciliation of these non-GAAP adjustments.

Individual Performance Targets and Awards for Performance-Based Cash Incentives

If and when any cash incentives are available, based on the overall performance of the Company, how the funds are allocated to each Named Executive Officer is determined by the Compensation Committee, at its discretion, based on the recommendation of the Chief Executive Officer, and based on the Compensation Committee’s view of the executive’s contribution to the execution of the Company’s strategic priorities as set forth below:

Strategic Priorities	Performance Objectives

●  Execute against our go to market strategy.

●  Maintain our market share in our key markets, with our key clients, in our offerings.

●  Deliver innovative solutions in emerging digital CX technology and services.

●  Optimize how we do business (people, technology, and facilities).

●  Attract and retain the best CX talent.

●   Sign new business and grow revenue.

●   Improved year-over-year operating income and free cash flow

●   Increase client satisfaction and retention.

●   Increase employee satisfaction and retention.

●   Improve overhead efficiency.

Under the TTEC pay-for-performance philosophy there is a clear correlation between the Company’s financial results of operations and the amount of the cash incentives payable to individual executives under the variable cash incentive plan, once the minimum target levels of financial performance necessary to fund the plan, as determined by the Compensation Committee, are achieved by the Company. The Compensation Committee of the Board has discretion, however, to adjust cash incentives based on special circumstances and performance milestones that may not have translated into financial performance of a business segment or a function in a given year; yet positioned the Company for material gains in the future; or reduce such incentives if an executive failed to meet specific goals.

Our cash incentives provide for the adjustment or recovery of amounts paid to a Named Executive Officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller award.

Cash Incentives Paid in 2021 With Respect to 2020 Performance

Due to COVID-19, the Company made a decision for the 2020 performance year to eliminate the mid-year cash incentive payouts and instead pay full-year cash incentives, once 2020 financials were finalized.

The Compensation Committee awarded cash incentives to the Named Executive Officers for 2020 performance as follows:

Named Executive Officer	Target Cash Incentives % Base Salary	Cash Incentives Paid in 2020 for 2020 Performance	Cash Incentives Paid in 2021 for 2020 Performance	Total Incentive Paid for 2020 Performance	Basis for Cash Incentive Award
	Target	Actual	Actual
Kenneth D. Tuchman	0% [1]	–	–	–	Under Mr. Tuchman’s employment agreement, he does not participate in this program.
Richard Sean Erickson	60%	–	$155,000	$155,000	Based on Mr. Erickson’s contribution to the Company’s achievement of 2020 TTEC Engage performance targets.
Judi A. Hand	Up to 100%	–	$800,000	$800,000	Based on Ms. Hand’s contribution to TTEC’s achievement of 2020 performance targets, including year-over-year increase in bookings.
Margaret B. McLean	76%	–	$487,350	$487,350	Based on Ms. McLean’s contribution to TTEC’s achievement of its 2020 performance targets and contributions to the execution of TTEC’s risk mitigation objectives.
Regina M. Paolillo	Up to 100%	–	$1,000,000	$1,000,000	Based on Ms. Paolillo’s contribution to TTEC achievement of 2020 performance targets, including significant contribution to strategy execution.
Dustin J. Semach	60% [2]	–	–	–	N/A

[1]	As noted elsewhere in these proxy materials, at Mr. Tuchman’s request, he does not participate in this program.
[2]	Due to Mr. Semach’s hire date of December 7, 2020, he was not eligible to participate in the 2020 performance-based cash incentive plan.

Cash Incentives Paid in 2021 and 2022 With Respect to 2021 Performance

In 2021 and 2022, the Compensation Committee awarded cash incentives to the Named Executive Officers for 2021 performance as follows:

Named Executive Officer	Target Cash Incentives % Base Salary	Cash Incentives Paid in 2021 for 2021 Performance	Cash Incentives Paid in 2022 for 2021 Performance	Total Incentive Paid for 2021 Performance	Basis for Cash Incentive Award
	Target	Actual	Actual
Kenneth D. Tuchman	0% [1]	–	–	–	Under Mr. Tuchman’s employment agreement, he does not participate in this program.
Richard Sean Erickson	72% [2]	$104,515	$156,773	$261,288	Based on Mr. Erickson’s contribution to the Company’s achievement of 2021 TTEC Engage performance targets.
Judi A. Hand	Up to 100%	$160,000	$240,000	$400,000	Based on Ms. Hand’s contribution to TTEC’s achievement of 2021 performance targets.
Margaret B. McLean	76%	$114,000	$171,000	$285,000	Based on Ms. McLean’s contribution to TTEC’s achievement of 2021 performance targets.
Regina M. Paolillo	Up to 100%	$144,500	$280,500	$425,000	Based on Ms. Paolillo’s contribution to TTEC achievement of 2021 performance targets, including significant contribution to strategy execution.
Dustin J. Semach	71% [3]	$76,500	$194,527	$271,027	Based on Mr. Semach’s contribution to TTEC achievement of 2021 performance targets

[1]	As noted elsewhere in these proxy materials, at Mr. Tuchman’s request, he does not participate in this program.
[2]	Mr. Erickson’s incentive target represents the proration from his previous incentive target and his updated incentive target that was approved in 2021. The cash incentives paid for 2021 performance were prorated based on the effective date of his compensation increase during the year, as approved by the Compensation Committee.
[3]	Mr. Semach’s incentive target represents the proration from his previous incentive target and his updated incentive target aligned with his promotion to Chief Financial Officer in 2021. His cash incentives paid for 2021 performance were prorated based on his time in each role during the year.

2021 Equity Grants

Annual Grants

In 2021, the Compensation Committee considered annual equity awards aligned to the Company’s 2020 performance, peer company benchmarks and each individual Named Executive Officer’s performance. Based on this review, and the equity compensation pool based on the Company’s 2020 performance against financial targets, the Compensation Committee approved restricted stock unit (RSU) grants to Named Executive Officers, Mses. Hand, McLean, and Paolillo, and Mr. Erickson.

Generally, the primary characteristics of TTEC annual RSUs granted to Executives are:

●  Annual RSU grants vest in four-year increments with 25 percent of the award vesting on each of the award anniversary dates.

●  Executive officers must remain employed by the Company through the vesting date for each portion of the grant to vest.

●  The awards are structured to have a strong retention value and align executives’ interests to stockholders’ interests over a longer term.

●  RSUs provide a long-term incentive to balance shorter-term incentives provided by cash awards and base salaries.

●  Vesting of RSUs may be affected by a change of control, as discussed below under “Executive Compensation Tables - Potential Payments upon Termination or Change in Control.”

Named Executive Officer	2021 FMV RSU Annual Grant	2021 RSU Shares Granted	Considerations for 2021 Determination
Kenneth D. Tuchman [1]	–	–	Under Mr. Tuchman’s employment agreement, he does not participate in this program.
Richard Sean Erickson	$162,517	1,586 Shares	Mr. Erickson’s annual equity grant made in 2021 is based on his contribution and execution of established performance goals for performance year 2020.
Judi A. Hand	$603,343	5,888 Shares	Ms. Hand’s annual equity grant made in 2021 is based on her contribution and execution of established performance goals for performance year 2020.
Margaret B. McLean	$263,963	2,576 Shares	Ms. McLean’s annual equity grant made in 2021 is based on execution of established performance goals for performance year 2020.
Regina M. Paolillo	$754,179	7,360 Shares	Ms. Paolillo’s annual equity grant made in 2021 is based on her contribution and execution of established performance goals for performance year 2020.
Dustin J. Semach	–	–	N/A

[1]	As noted elsewhere in these Proxy materials, at Mr. Tuchman’s request, he does not participate in this program.

Annual RSU grants for 2022 related to performance year 2021 for both Company and personal performance, have not yet been determined for the Named Executive Officers.

Long-Term Incentive Plans (LTIP)

In 2019, we restructured our equity compensation program for our Executive Officers. We introduced a long-term equity incentive opportunity based on the Company’s performance over a three-year period and bifurcated the previously available incentive opportunity that was based on annual performance metrics and vested over time. By emphasizing long-term growth objectives for Executive Officers’ compensation purposes, we continue to align their interests with the interests of our stockholders. The transition from the annual performance-based to multi-year performance-based equity incentive program was fully implemented 2019 thru 2021.

The Compensation Committee adopted a three-year long-term incentive program (the “LTIP”). Grants made under this LTIP program in 2019 and 2020 were designed to be transitional with shorter measurement periods; while the grants in 2021 are based on the entire three-year measurement period. Because of the transitional nature of 2019 and 2020 programs, eligible senior executives will have a catch-up opportunity if the Company’s performance in an individual measurement period is below an agreed threshold but meets or exceeds the threshold amount for the final measurement period.

The LTIP program provides select senior executives with an incentive opportunity in addition to TTEC’s regular annual equity grant. In 2019, the Company implemented the LTIP and bifurcated the executive’s previous time-based equity grant opportunity to align to 50 percent time-based RSUs and 50 percent performance-based RSUs. The performance-based RSUs provide an opportunity for over performance of up to 200 percent.

2019 Long-Term Incentive Plan (LTIP)

The 2019 LTIP was designed to provide equity awards to select senior executives for achieving Adjusted Operating Income1 targets for three measurement periods -- fiscal years 2019, 2020 and 2021, with one-third of the total award opportunity aligned to each measurement period. Each senior executive who is eligible to participate in the 2019 LTIP was provided the opportunity to receive an equity award valued from 0 percent to 200 percent of the respective award target, depending on the Adjusted Operating Income performance of the Company during each of the three measurement periods. If earned, the equity awards are structured to be issued in March of the year following the measurement period year, with vesting at the time of the grant.

The performance criteria for the 2019 LTIP is aligned with an average 10 percent annual growth rate in the Company’s Adjusted Operating Income over the combined 2019-2021 period.

Adjusted Operating Income Targets
(amounts in millions)
2019		2020		2021		Award Opportunity
Adjusted Operating Income	CAGR	Adjusted Operating Income	CAGR	Adjusted Operating Income	CAGR
$117.50	10.70%	$122.50	7.45%	$127.50	6.32%	Threshold – 50%
$120.50	13.60%	$125.00	8.54%	$130.00	7.01%	Target – 100%
$123.00	15.90%	$128.00	9.84%	$133.00	7.82%	Above Target – 150%
$126.00	18.80%	$134.00	12.38%	$141.20	10.00%	Max Target – 200%

With respect to the 2020 measurement period, senior executives earned 200 percent of their targets. In determining the Company’s 2020 LTIP funding, the only adjustment the Compensation Committee considered was for foreign exchange fluctuations (the variance between foreign exchange rate estimates used to set 2020 performance targets and the actual 2020 foreign exchange rates). The Compensation Committee determined that such adjustments were appropriate because these events were outside of direct control of the Company and the management team and could not have been reasonably anticipated by them.

Based on the Company’s 2020 Adjusted Operating Income and the terms of 2019 LTIP, the Compensation Committee approved $1.1 million of funding under the plan for all participants including $717,000 in funding to our Named Executive Officers.

The 2020 Adjusted Operating Income results measured against the targets set for the 2020 measurement period were as follows:

2019 Performance-Based LTIP Metric for 2020 Performance Year	2020 Target	2020 Performance	2020 Performance – Adjusted for FX	Total Performance-Based Cash Award Funding for 2020 Performance
Adjusted Operating Income	$125.0 million	$210.3 million	$211.6 million	$1.1 million

[1]	TTEC computes company performance metrics on a non-GAAP basis, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, deconsolidation of subsidiaries, changes in acquisition earn-outs, changes in tax valuation allowances, return to provision adjustments, and one-time non-recurring items. Please review a copy of the 2021 Annual Report and 2021 full-year earnings press release for a reconciliation of these non-GAAP adjustments.

Named Executive Officer	2021 FMV RSU Grant Earned for 2020 Performance Measurement Period Two	2021 RSU Grant Earned for 2020 Performance Measurement Period Two	Considerations for Determination
Kenneth D. Tuchman [1]	-	-	Mr. Tuchman does not participate in this program.
Richard Sean Erickson [2]	-	-	N/A
Judi A. Hand	$266,681	3,153 Shares	The grant issued March 2021 is based on over achievement to pre-established Adjusted Operating Income targets for performance year 2020.
Margaret B. McLean	$116,636	1,379 Shares	The grant issued March 2021 is based on over achievement to pre-established Adjusted Operating Income targets for performance year 2020.
Regina M. Paolillo	$333,330	3,941 Shares	The grant issued March 2021 is based on over achievement to pre-established Adjusted Operating Income targets for performance year 2020.
Dustin J. Semach [3]	-	-	N/A

[1]	As noted elsewhere in these proxy materials, at Mr. Tuchman’s request, he does not participate in this program.

[2]	Due to Mr. Erickson’s hire date in September 2020, he was not eligible to participate in the 2019 long-term incentive plan.

[3]	Due to Mr. Semach’s hire date in December 2020, he was not eligible to participate in the 2019 long-term incentive plan.

With respect to the 2021 measurement period, senior executives earned 200 percent of their targets. In determining the Company’s 2021 LTIP funding, the Compensation Committee considered adjustments related to foreign exchange fluctuations (the variance between foreign exchange rate estimates used to set 2021 performance targets and the actual 2021 foreign exchange rates) as well costs related to acquisitions. The Compensation Committee determined that such adjustments were appropriate because these events were outside of direct control of the Company and the management team and could not have been reasonably anticipated by them.

Based on the Company’s 2021 Adjusted Operating Income and the terms of 2019 LTIP, the Compensation Committee approved $975,000 in total funding for all participants including $717,000 in funding to our Named Executive Officers.

The 2021 Adjusted Operating Income results measured against the targets set for the 2021 measurement period were as follows:

2019 Performance-Based LTIP Metric for 2021 Performance Year	2021 Target	2021 Performance	2021 Performance – Adjusted for FX and Acquisition Costs	Total Performance-Based Cash Award Funding for 2021 Performance
Adjusted Operating Income	$130.0 million	$233.5 million	$228.1 million	$975,000

Named Executive Officer	2022 FMV RSU Grant Earned for 2021 Performance Measurement Period Three	2022 RSU Grant Earned for 2021 Performance Measurement Period Three	Considerations for Determination
Kenneth D. Tuchman [1]	-	-	Mr. Tuchman does not participate in this program.
Richard Sean Erickson [2]	-	-	N/A
Judi A. Hand	$266,671	3,526 Shares	The grant issued March 2022 is based on over achievement to pre-established Adjusted Operating Income targets for performance year 2021.
Margaret B. McLean	$116,697	1,543 Shares	The grant issued March 2022 is based on over achievement to pre-established Adjusted Operating Income targets for performance year 2021.
Regina M. Paolillo	$333,301	4,407 Shares	The grant issued March 2022 is based on over achievement to pre-established Adjusted Operating Income targets for performance year 2021.
Dustin J. Semach [3]	-	-	N/A

[1]	As noted elsewhere in these proxy materials, at Mr. Tuchman’s request, he does not participate in this program.

[2]	Due to Mr. Erickson’s hire date in September 2020, he was not eligible to participate in the 2019 long-term incentive plan.

[3]	Due to Mr. Semach’s hire date in December 2020, he was not eligible to participate in the 2019 long-term incentive plan.

2020 Long-Term Incentive Plan (LTIP)

In February of 2020, the Compensation Committee approved performance targets for the 2020 LTIP award as follows: Revenue and Adjusted Operating Income1 with each performance target weighted 50 percent. The 2020 LTIP includes two measurement periods -- fiscal years 2021 and 2022, with one-half of the total award opportunity aligned to each measurement period.

Each senior executive eligible to participate in 2020 LTIP may earn between 0 percent to 200 percent of the award target, based on the Revenue and Adjusted Operating Income performance of the Company during each measurement period.

The performance criteria for the 2020 LTIP are aligned with an average 10 percent annual growth rate in the Company’s Revenue, compared to 2019, and with Adjusted Operating Income expanding at a premium over the Revenue growth rate, at a 13.5 percent annual growth rate in Adjusted Operating Income, over the combined 2020-2022 period.

Revenue Targets				Adjusted Operating Income Targets				Award Opportunity
(amounts in millions)				(amounts in millions)
2021	CAGR	2022	CAGR	2021	CAGR	2022	CAGR
$1,829.50	5.5%	$1,930.10	5.5%	$147.90	7.0%	$158.30	7.0%	Threshold – 50%
$1,864.30	6.5%	$1,985.50	6.5%	$152.10	8.5%	$165.00	8.5%	Target – 100%
$1,917.20	8.0%	$2,070.60	8.0%	$157.80	10.5%	$174.30	10.5%	Above Target – 150%
$1,988.90	10.0%	$2,187.80	10.0%	$166.40	13.5%	$188.90	13.5%	Max Target – 200%

Named Executive Officer	2020 FMV Performance- Based Equity Grant	2020 Target Performance- Based Equity Grant (in shares) [1]
Kenneth D. Tuchman [2]	-	-
Richard Sean Erickson [3]	$ 97,470	1,800
Judi A. Hand	$399,994	9,811
Margaret B. McLean	$174,985	4,292
Regina M. Paolillo	$500,003	12,264
Dustin J. Semach [4]	-	-

[1]	Shares were calculated based on the fair market value of the grant divided by the closing stock price of our common stock on the grant date.

[2]	As noted elsewhere in these proxy materials, at Mr. Tuchman’s request, he does not participate in this program.

[3]	Mr. Erickson received a prorated performance-based equity grant based on his hire date in 2020.

[4]	Due to Mr. Semach’s hire date in December 2020, he was not eligible to participate in the 2020 long-term incentive plan.

With respect to the 2021 measurement period, senior executives earned 200 percent of their targets. In determining the Company’s 2021 achievement under the LTIP, the Compensation Committee considered adjustments related to foreign exchange fluctuations (the variance between foreign exchange rate estimates used to set 2021 performance targets and the actual 2021 foreign exchange rates) as well costs related to acquisitions. The Compensation Committee determined that such adjustments were appropriate because these events were outside of direct control of the Company and the management team and could not have been reasonably anticipated by them.

Based on the Company’s 2021 Adjusted Operating Income and the terms of 2020 LTIP, the Compensation Committee approved the settlement of 37,674 shares for all participants including 28,168 performance-based restricted stock units to the Named Executive Officers.

The 2021 Adjusted Operating Income results measured against the targets set for the 2021 measurement period were as follows:

2020 LTIP Metrics for 2021 Performance Year	2021 Target	2021 Performance	2021 Performance – Adjusted for FX and Acquisition Costs	Total Performance-Based Restricted Stock Unit Settlement for 2021 Performance
Adjusted Operating Income	$152.1 million	$233.5 million	$228.1 million	18,837
Revenue	$1,864.3 million	$2,273.1 million	$2,285.8 million	18,837

[1]	TTEC computes company performance metrics on a non-GAAP basis, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, deconsolidation of subsidiaries, changes in acquisition earn-outs, changes in tax valuation allowances, return to provision adjustments, and one-time non-recurring items. Please review a copy of the 2021 Annual Report and 2021 full-year earnings press release for a reconciliation of these non-GAAP adjustments.

2021 Long-Term Incentive Plan (LTIP)

In March of 2021, the Compensation Committee approved performance metrics of Revenue and Adjusted Operating Income1 for the 2021 LTIP award. Each performance metric is weighted 50 percent. The 2021 LTIP has one measurement period – end of fiscal year 2023 (three-year measurement period).

Each senior executive eligible to participate in the 2021 LTIP may earn between 0 percent to 200 percent of the award target, based on the Revenue and Adjusted Operating Income performance of the Company during the measurement period.

Under the 2021 LTIP, the performance criteria are aligned with an average 10 percent annual growth rate in the Company’s Revenue and 10 percent annual growth rate in Adjusted Operating Income, compared to 2020 financial results, over the three-year measurement period (2021-2023).

Revenue Targets		Adjusted Operating Income Targets		Award Opportunity
(amounts in millions)		(amounts in millions)
2023	CAGR	2023	CAGR
$2,256.21	5.0%	$244.95	5.0%	Threshold – 50%
$2,354.29	6.5%	$255.60	6.5%	Target – 100%
$2,455.18	8.0%	$266.56	8.0%	Above Target – 150%
$2,594.12	10.0%	$281.64	10.0%	Max Target – 200%

[1]	TTEC computes company performance metrics on a non-GAAP basis, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, deconsolidation of subsidiaries, changes in acquisition earn-outs, changes in tax valuation allowances, return to provision adjustments, and one-time non-recurring items. Please review a copy of the 2021 Annual Report and 2021 full-year earnings press release for a reconciliation of these non-GAAP adjustments.

Named Executive Officer	2021 FMV Performance- Based Equity Grant	2021 Target Performance- Based Equity Grant (in shares) [1]
Kenneth D. Tuchman [2]	-	-
Richard Sean Erickson	$104,964	1,241
Judi A. Hand	$399,979	4,729
Margaret B. McLean	$174,996	2,069
Regina M. Paolillo	$500,037	5,912
Dustin J. Semach	$112,491	1,330

[1]	Shares were calculated based on the fair market value of the grant divided by the closing stock price of our common stock on the grant date.

[2]	As noted elsewhere in these proxy materials, at Mr. Tuchman’s request, he does not participate in this program.

2022 Long-Term Incentive Plan (LTIP)

In March of 2022, the Compensation Committee approved performance metrics of Revenue and adjusted earnings before interest, taxes, depreciation and amortization1 (Adjusted EBITDA) for the 2022 LTIP award. Each performance metric is weighted 50 percent. The 2022 LTIP has one measurement period – end of fiscal year 2024 (three-year measurement period).

Each senior executive eligible to participate in the 2022 LTIP may earn between 0 percent to 200 percent of the award target, based on the Revenue and Adjusted EBITDA of the Company during the measurement period.

Under the 2022 LTIP, the performance criteria are aligned with an average 9.8 percent annual growth rate in the Company’s Revenue and 12.1 percent annual growth rate in Adjusted EBITDA, compared to 2021 financial results, over the three-year measurement period (2022-2024).

Revenue Targets		Adjusted EBITDA Targets		Award Opportunity
(amounts in millions)		(amounts in millions)
2024	CAGR	2024	CAGR
$2,767.4	6.8%	$442.30	8.6%	Threshold – 50%
$2,845.7	7.8%	$454.70	9.6%	Target – 100%
$2,925.5	8.8%	$470.60	10.9%	Above Target – 150%
$3,006.7	9.8%	$486.90	12.1%	Max Target – 200%

[1]	TTEC computes company performance metrics on a non-GAAP basis, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, deconsolidation of subsidiaries, changes in acquisition earn-outs, changes in tax valuation allowances, return to provision adjustments, and one-time non-recurring items. Please review a copy of the 2021 Annual Report and 2021 full-year earnings press release for a reconciliation of these non-GAAP adjustments.

Named Executive Officer	2022 FMV Performance- Based Equity Grant	2022 Target Performance- Based Equity Grant (in shares) [1]
Kenneth D. Tuchman [2]	-	-
Richard Sean Erickson	$149,974	1,983
Judi A. Hand	$400,007	5,289
Margaret B. McLean	$175,008	2,314
Regina M. Paolillo	$674,998	8,925
Dustin J. Semach	$199,966	2,644

[1]	Shares were calculated based on the fair market value of the grant divided by the closing stock price of our common stock on the grant date.

[2]	As noted elsewhere in these proxy materials, at Mr. Tuchman’s request, he does not participate in this program.

Employment Agreements

As a matter of policy, the Company does not enter into employment agreements, except in circumstances when required to do so by law or in special circumstances when management believes that such agreements are necessary to attract an executive or retain an executive in highly competitive market conditions. The Compensation Committee reviews, but is not required to approve, employment agreements with senior executive officers, except our Chief Executive Officer and Chief Financial Officer. The primary terms of our employment arrangement with Named Executive Officers are summarized below.

Tuchman Agreement

•	TTEC entered into an employment agreement with Mr. Tuchman in 2001.

•	Base Salary and Incentives. Pursuant to the terms of the agreement, Mr. Tuchman is entitled to base salary, annual cash, and equity incentives. But beginning in 2012, Mr. Tuchman requested that the Compensation Committee limit his base compensation to $1 and awarded him no annual cash or equity incentives.

•	Benefits. Mr. Tuchman and members of his family are entitled to participate in all TTEC employee benefits at the Company’s expense.

•	Life Insurance. The Company agreed to provide Mr. Tuchman with a $4 million term life insurance policy, premiums fully paid by the Company. The policy and its proceeds are owned by Mr. Tuchman and may continue post termination of employment, subject to Mr. Tuchman paying all the premiums.

•	Severance. Subject to customary releases, Mr. Tuchman is entitled to severance in the amount of 24 months of base pay, if he is terminated without cause or terminates his employment for “good reason.”

•	Change in Control Provisions. The employment agreement includes change in control provisions that result in accelerated vesting of all unvested equity awarded to Mr. Tuchman, subject to certain conditions that have been superseded by change in control provisions of specific equity grant documents (see, “Executive Compensation Tables - Potential Payments upon Termination or Change in Control.” section of the Proxy Statement).

•	Non-Disparagement. The agreement provides that on separation of affiliation, whatever the reason, TTEC will refrain from any comments regarding Mr. Tuchman and his affiliation with TTEC. A breach of this provision provides for a $200,000 liquidated damages payment. Mr. Tuchman is similarly precluded from making disparaging comments about the Company.

Paolillo Agreement

•	TTEC entered into an amended and restated employment agreement with Ms. Paolillo in 2018, to replace her prior 2011 employment arrangement.

•	Base Salary. Pursuant to the terms of the agreement, Ms. Paolillo is entitled to receive base salary of $425,000 amended from time to time at the Company’s discretion.

•	Annual Cash Incentives. Ms. Paolillo is eligible to participate in the Company’s annual variable incentive plan up to 100 percent of Base Salary. The opportunity is tied to the annual targets and goals of the business as set by the CEO and the Company’s Board of Directors. Ms. Paolillo’s annual award, if any, will be based on a combination of metrics tied to the overall results of the business and her individual performance.

•	Equity Grants. Eligible to participate in the Company’s annual equity grant with an opportunity of up to $1 million (“Equity Grant Opportunity”). The actual amount of the annual equity grant to be awarded is discretionary and not guaranteed, and is based on TTEC’s performance overall, the performance of TTEC’s enterprise services organization for which Ms. Paolillo is responsible, and her individual performance against targets set by the Company’s Board of Directors annually. The Board of Directors has discretion to modify the structure of this equity grant opportunity provided that the overall benefit is not materially impacted. In 2019, the Compensation Committee of the Board restructured this equity grant opportunity into two separate opportunities, each with a target award equal to 50 percent of the Equity Grant Opportunity. The original equity opportunity, now of up to $500,000, remained unchanged, while the new long-term equity incentive opportunity of 0 percent to 200 percent of the remaining $500,000 is based on a three-year performance target.

•	The Compensation Committee of the Board may grant additional cash or equity to Ms. Paolillo to incentivize his performance on a standalone basis or as part of TTEC executive leadership team, from time to time.

•	Benefits. Ms. Paolillo is entitled to participate in all customary benefits provided, however, that the Company will pay premiums for her $4 million life insurance policy for the duration of employment with the Company.

•	Severance. Subject to customary releases, Ms. Paolillo is entitled to severance in the amount of 18 months of Base Salary and 12 months benefits continuation, if she is terminated without cause or for good reason.

•	Change in Control Provision. The agreement provides for change in control benefit equal to 2.5x of her Base Salary, 12 months of continuation of benefits, provided the executive is terminated without cause during three months prior to and 24 months following such change in control event and acceleration of vesting for all equity grants held at the time of such termination.

•	2022 Compensation Change. In 2022, the Compensation Committee of the Board modified Ms. Paolillo’s compensation to reflect the change in her role in the company. Effective 2022, her base compensation is $475,000; her annual cash incentive bonus eligibility is up to 100 percent of her base compensation; and her annual equity grant eligibility is up to $1,350,000; with 50 percent of her equity grant opportunity aligned to time-based RSUs and 50 percent of the equity opportunity aligned to performance-based RSUs. Ms. Paolillo’s employment agreement with the Company will be updated in due course to reflect these changes.

Hand Agreement

•	TTEC entered into an amended and restated employment agreement with Ms. Hand in 2018, to replace her prior employment arrangement from 2016.

•	Base Salary. Ms. Hand is entitled to receive a base salary of $400,000 amended from time to time at the Company’s discretion.

•	Annual Cash Incentives. Ms. Hand is eligible to participate in the Company’s annual variable incentive plan with an opportunity up to $400,000. The opportunity is tied to the annual targets and goals of the business as set by the CEO and the Company’s Board of Directors. Ms. Hand’s annual award, if any, will be based on a combination of metrics tied to the overall results of the business, sales performance, and her individual performance.

•	Equity Grants. Ms. Hand is eligible to participate in the Company’s annual equity grant with an opportunity of up to $800,000. The actual amount of the annual equity grant to be awarded is discretionary and not guaranteed, and is based on TTEC’s performance overall, the performance of the business function for which Ms. Hand is responsible, and Ms. Hand’s individual performance against targets set by the Company’s Board of Directors annually. The Board of Directors has discretion to modify the structure of this equity grant opportunity provided that the overall benefit is not materially impacted. In 2019, the Compensation Committee of the Board restructured this equity grant opportunity into two separate opportunities, each with a target award equal to 50 percent of the Equity Grant Opportunity. The original equity opportunity, now of up to $400,000 remained unchanged, while the new long-term equity incentive opportunity of 0 percent to 200 percent of the remaining $400,000 is based on a three-year performance target.

•	The Compensation Committee of the Board may grant additional cash or equity to Ms. Hand to incentivize her performance on a standalone basis or as part of TTEC executive leadership team, from time to time.

•	Benefits. Ms. Hand is entitled to participate in all customary benefits. In addition, Ms. Hand is also eligible to participate in the Company’s annual executive physical program and the Company will pay premiums on her $4 million life insurance policy.

•	Severance. Subject to customary releases, Ms. Hand is entitled to severance in the amount of 18 months of Base Salary and 12 months benefit continuation, if she is terminated without cause or terminates her employment for good reason.

•	Change in Control Provision. The agreement provides for change in control benefit equal to 2.5x of her Base Salary, 12 months of continuation of benefits, provided the executive is terminated without cause during three months prior to and 24 months following such change in control event and acceleration of vesting for all equity grants held at the time of such termination.

McLean Agreement

•	TTEC entered into an amended and restated employment agreement with Ms. McLean in 2018, to replace her prior employment arrangement from 2016.

•	Base Salary. Ms. McLean is entitled to receive a base salary of $375,000 amended from time to time at the Company’s discretion.

•	Annual Cash Incentives. Ms. McLean is eligible to participate in the Company’s annual variable incentive plan with an opportunity up to $285,000. The opportunity is tied to the annual targets and goals of the business as set by the CEO and the Company’s Board of Directors. Ms. McLean’s annual award, if any, will be based on a combination of metrics tied to the overall results of the business and her individual performance.

•	Equity Grants. Ms. McLean is eligible to participate in the Company’s annual equity grant with an opportunity of up to $350,000. The actual amount of the annual equity grant to be awarded is discretionary and not guaranteed, and is based on TTEC’s performance overall and Ms. McLean’s individual performance against targets set by the Company’s Board of Directors annually. The Board of Directors has discretion to modify the structure of this equity grant opportunity provided that the overall benefit is not materially impacted. In 2019, the Compensation Committee of the Board restructured this equity grant opportunity into two separate opportunities, each with a target award equal to 50 percent of the original equity opportunity. The original equity opportunity, now of up to $175,000, remained unchanged, while the new long-term equity incentive opportunity of 0 percent to 200 percent of the remaining $175,000 is based on a three-year performance target.

•	The Compensation Committee of the Board may grant additional cash or equity to Ms. McLean to incentivize her performance on a standalone basis or as part of TTEC executive leadership team, from time to time.

•	Benefits. Ms. McLean is entitled to participate in all customary benefits.

•	Severance. Subject to customary releases, Ms. McLean is entitled to severance in the amount of 18 months of Base Salary and 12 months benefit continuation, if she is terminated without cause or terminates her employment for good reason.

•	Change in Control Provision. The agreement provides for change in control benefit equal to 2.5x of her Base Salary, 12 months of continuation of benefits, provided the executive is terminated without cause during three months prior to and 24 months following such change in control event and acceleration of vesting for all equity grants held at the time of such termination.

Semach Agreement

•	TTEC entered into an employment agreement with Mr. Semach in 2021 in connection with his appointment as TTEC Chief Financial Officer.

•	Base Salary. Mr. Semach is entitled to receive a base salary of $400,000 amended from time to time at the Company’s discretion.

•	Annual Cash Incentives. Mr. Semach is eligible to participate in the Company’s annual variable incentive plan with an opportunity up to $400,000. The opportunity is tied to the annual targets and goals of the business as set by the CEO and the Company’s Board of Directors. Mr. Semach’s annual award, if any, will be based on a combination of metrics tied to the overall results of the business and his individual performance.

•	Equity Grants. Mr. Semach is eligible to participate in the Company’s annual equity grant with an opportunity of up to $400,000. The actual amount of the annual equity grant to be awarded is discretionary and not guaranteed and is based on TTEC’s performance overall and Mr. Semach’s individual performance against targets set by the Company’s Board of Directors annually. The Board of Directors has discretion to modify the structure of this equity grant opportunity provided that the overall benefit is not materially impacted. The Compensation Committee of the Board structured this equity grant opportunity as two separate opportunities, each with a target award equal to 50 percent of the overall equity opportunity: the time-based equity opportunity of up to $200,000, and another long-term equity incentive opportunity of 0 percent to 200 percent of the remaining $200,000, based on a three-year performance target.

•	The Compensation Committee of the Board may grant additional cash or equity to Mr. Semach to incentivize his performance on a standalone basis or as part of TTEC executive leadership team, from time to time.

•	Benefits. Mr. Semach is entitled to participate in all customary benefits.

•	Severance. Subject to customary releases, Mr. Semach is entitled to severance in the amount of 15 months of Base Salary and 12 months benefit continuation, if he is terminated without cause or terminates his employment for good reason.

•	Change in Control Provision. The agreement provides for change in control benefit equal to 1.5x of his Base Salary, 12 months of continuation of benefits, provided the executive is terminated without cause during three months prior to and 12 months following such change in control event and acceleration of vesting for all equity grants held at the time of such termination.

Provisions in our Named Executive Officers’ employment agreements relating to severance, termination and change in control are discussed in greater detail in the section below entitled “Executive Compensation Tables - Potential Payments upon Termination or Change in Control.”

COMPENSATION RISK ASSESSMENT

As discussed above under the heading “Board Risk Oversight,” we conduct an annual assessment of our compensation policies and practices for all employees. We review and discuss the results of this assessment with the Compensation Committee. Based upon this assessment, review, and discussion, we believe that our compensation policies and practices do not create unreasonable risk to the business.

TAX CONSIDERATIONS

Section 409A of the Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A of the Code. In 2008, we revised several of our compensation plans and agreements with technical changes designed to cause any nonqualified deferred compensation payable under such plans and agreements to comply with, or be exempt from, Section 409A. We did so because we provide certain executives, including our Named Executive Officers, with the opportunity to contribute up to 75 percent of their salaries or cash incentives to a deferred compensation plan. We do not provide deferred compensation to the Named Executive Officers in excess of their individual contributions.

ACCOUNTING CONSIDERATIONS

The Compensation Committee also considers the accounting and cash flow implications of our executive compensation program. In our financial statements, we record salaries and cash incentives as expenses in the amount paid, or to be paid, to the Named Executive Officers. Accounting rules also require us to record equity awards as an expense in our financial statements even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the guidance in FASB ASC Topic 718. The Compensation Committee believes, however, that the advantages of equity compensation programs, as discussed above, outweigh the non-cash compensation expense associated with them.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table Paid in 2021

The following table sets forth the compensation for the services in all capacities to us and our subsidiary companies paid for the years ended December 31, 2021, 2020, and 2019 to our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($) [1]	Stock Awards ($) [2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) [3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) [4]	All Other Compensation ($) [5]	Total ($)
Kenneth D. Tuchman (Chief Executive Officer)	2021	1	–	–	–	–	567,932	64,202	632,135
	2020	1	–	–	–	–	571,247	57,047	628,295
	2019	1	–	–	–	–	534,289	90,779	625,069
Richard Sean Erickson (Global Head of Engage)	2021	363,462	–	267,481	–	259,515	–	9,097	899,555
	2020	99,615	50,000	697,452	–	–	–	119	847,186
	2019	–	–	–	–	–	–	–	–
Judi A. Hand (Chief Revenue Officer)	2021	400,000	–	1,270,003	–	960,000	–	31,069	2,661,072
	2020	400,000	–	1,376,517	–	379,530	–	22,922	2,178,969
	2019	400,000	–	–	–	245,230	–	26,323	671,553
Margaret B. McLean (General Counsel and Chief Risk Officer)	2021	375,000	–	555,595	–	601,350	–	8,274	1,540,219
	2020	375,000	–	716,646	–	292,500	–	4,524	1,388,670
	2019	375,000	–	–	–	172,500	–	8,274	555,774
Regina M. Paolillo (Global Chief Operating Officer)	2021	425,000	–	1,587,546	–	1,144,500	1,376,152	20,222	4,553,420
	2020	425,000	–	1,707,973	–	400,383	1,303,383	10,382	3,847,121
	2019	425,000	–	–	–	258,806	1,190,754	17,086	1,891,646
Dustin J. Semach (Chief Financial Officer)	2021	380,770	–	112,491	–	76,500	–	4,185	573,946
	2020	–	–	–	–	–	–	–	–
	2019	–	–	–	–	–	–	–	–

[1]	Amounts are discretionary cash bonus payments and sign-on bonus payments outside of the discretionary performance-based cash incentive awards that are not subject to pre-established and communicated performance measures.

[2]	Amounts were calculated pursuant the guidance in FASB ASC Topic 718. We calculate the fair value for RSUs based on the closing price of our common stock on the date of grant multiplied by the number of shares granted. For performance-based equity granted but not yet earned under the 2021 long-term incentive plan, we calculated the fair value based on the closing price of our common stock on date of grant multiplied by the number of target shares granted.

[3]	The amounts summarized include payments made in 2021 for the discretionary 2021 performance-based cash incentive awards paid in 2021.

Due to COVID-19, the Company made the decision for performance year 2020 to eliminate mid-year cash incentive payments, typically paid in the third quarter of 2020, and instead pay full-year cash incentives in 2021 once 2020 financials were finalized (specifically described in the section entitled “2020 Performance-Based Cash Incentive Award” under the “Cash Incentives Paid in 2020 and 2021 With Respect to 2020 Performance”). The payments paid in calendar year 2021 were made the first quarter of 2021 based on 2020’s full-year performance (specifically described in the section entitled “2020 Performance-Based Cash Incentive Award” under “Cash Incentives Paid in 2020 and 2021 With Respect to 2020 Performance” and the third quarter of 2021 based on 2021’s mid-year performance (specifically described in the section entitled “2021 Performance-Based Cash Incentive Award” under the “Cash Incentives Paid in 2021 and 2022 With Respect to 2021 Performance”).

[4]	Amounts are summarized below in the section entitled “Nonqualified Deferred Compensation Table.” Pursuant to Instruction 3 to Item 402(c)(viii) of Regulation S-K, negative amounts are disclosed in the Nonqualified Deferred Compensation table and are excluded from the Summary Compensation Table. Under the deferred compensation plan, the Company does not match employee contributions; the amounts summarized solely represent market gains on invested funds. The amount shown for Mr. Tuchman and Ms. Paolillo have been reduced to reflect the actual market gains associated with our Nonqualified Deferred Compensation Plan; the amounts previously reported in 2020 were overstated and included 10 days of market activity that occurred in 2021.

[5]	Amounts are summarized below under the heading “All Other Compensation Table.”

The Summary Compensation Table should be read in conjunction with additional tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the RSU awards granted in 2021, provides information regarding the long-term equity incentives awarded to Named Executive Officers in 2021. The Outstanding Equity Awards at Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($) [1]	Registrant Contributions in Last Fiscal Year ($) [2]	Aggregate Earnings or Losses in Last Fiscal Year ($) [3]	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) [4]
Kenneth D. Tuchman	–	–	567,932	–	4,100,230
Richard Sean Erickson	–	–	–	–	–
Judi A. Hand	–	–	–	–	–
Margaret B. McLean	–	–	–	–	–
Regina M. Paolillo	754,996	212	1,376,152	–	8,693,123
Dustin J. Semach	–	–	–	–	–

[1]	Amounts set forth in this column are included in “Salary,” “Bonus” and/or “Non-Equity Incentive Plan” compensation columns of the Summary Compensation Table above for the Named Executive Officers.

[2]	Amount reflected is a contribution made on behalf of the Company due to a refund associated with the employer match that was forfeited in the 401(k) Plan.

[3]	Amounts set forth in this column are included in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column and are included in the Summary Compensation Table above for the Named Executive Officers.

[4]	Amounts set forth in this column were reported as compensation to the Named Executive Officers in the Summary Compensation Table for 2021 and previous years.

All Other Compensation Table

The following table describes the perquisites and other compensation received by the Named Executive Officers during 2021:

Perquisite	Mr. Tuchman	Mr. Erickson	Ms. Hand	Ms. McLean	Ms. Paolillo	Mr. Semach
Use of Aircraft	–	–	–	–	–	–
Automobile	$33,952	–	–	–	–	–
Executive Health/Dental/Vision Premiums	$29,062	–	$21,071	–	$7,992	–
Group Term/Executive Life Premiums	$1,188	$1,188	$3,998	$774	$1,188	$159
Company Contribution to Deferred Compensation Plan[1]	–	–	–	–	$212	–
401(k) Plan Matching Contributions	–	$7,909	$6,000	$7,500	$10,830	$4,026
Total	$64,202	$9,097	$31,069	$8,274	$20,222	$4,185

[1]	Amount reflected is a contribution made on behalf of the Company to our deferred compensation plan due to a refund associated with the employer match that was forfeited in the 401(k) Plan.

Grants of Plan-Based Awards

Each of the Non-Equity Incentive Plan Awards reported in this “Grants of Plan-Based Awards” table refers to discretionary performance-based cash incentive award payments. The material terms of these incentive awards are described in the section entitled “Compensation Discussion and Analysis.” The following table sets forth information about the discretionary performance-based cash incentive awards or discretionary cash bonuses for the Named Executive Officers in 2021, the equity award opportunity under the 2021 long-term compensation plan and the RSU stock awards to each Named Executive Officer during 2021:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards: Number of Shares of Stock Or Units (#) [3]	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) [4]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Kenneth D. Tuchman	–	–	–	–	–	–	–	–	–	–	–
Richard Sean Erickson	–	–	261,288	–	–	–	–	–	–	–	–
	03/03/2021	–	–	–	621	1,241	2,482	–	–	–	104,964
	07/01/2021	–	–	–	–	–	–	1,586	–	–	162,517
Judi A. Hand	–	–	400,000	–	–	–	–	–	–	–	–
	–	66,667	133,334	266,668	–	–	–	–	–	–	–
	03/03/2021	–	–	–	–	–	–	3,153	–	–	266,681
	03/03/2021	–	–	–	2,365	4,729	9,458	–	–	–	399,979
	07/01/2021	–	–	–	–	–	–	5,888	–	–	603,343
Margaret B. McLean	–	–	285,000	–	–	–	–	–	–	–	–
	–	29,167	58,334	116,668	–	–	–	–	–	–	–
	03/03/2021	–	–	–	–	–	–	1,379	–	–	116,636
	03/03/2021	–	–	–	1,035	2,069	4,138	–	–	–	174,996
	07/01/2021	–	–	–	–	–	–	2,576	–	–	263,963
Regina M. Paolillo	–	–	425,000	–	–	–	–	–	–	–	–
	–	83,333	166,666	333,332	–	–	–	–	–	–	–
	03/03/2021	–	–	–	–	–	–	3,941	–	–	333,330
	03/03/2021	–	–	–	2,956	5,912	11,824	–	–	–	500,037
	07/01/2021	–	–	–	–	–	–	7,360	–	–	754,179
Dustin J. Semach	–	–	271,027	–	–	–	–	–	–	–	–
	03/03/2021	–	–	–	665	1,330	2,660	–	–	–	112,491

[1]	Amounts summarized in this column reflect the target bonus opportunity under our 2021 performance-based cash award plan and the remaining threshold, target, and maximum award opportunity under our 2019 long-term incentive plan. Under the long-term incentive plan approved by the Compensation Committee in 2019, senior executives have an opportunity to earn an award between 0% to 200% that is settled in equity based on the level of achievement to pre-established performance targets.

Mr. Tuchman has elected not to participate in prior year discretionary performance-based cash incentive awards, and he again elected not to receive such awards in 2021. However, on December 31, 2021, Mr. Tuchman was still eligible to receive payments for such awards.

[2]	Under the 2021 long-term incentive plan approved by the Compensation Committee in 2021, senior executives have an opportunity to earn between 0% to 200% of shares granted based on the level of achievement to pre-established performance targets. The amounts shown represent the threshold, target and maximum number of shares that may be earned under the 2021 long-term incentive plan for each senior executive.

[3]	Amounts set forth in this column represent the number of shares underlying time-in-service-based RSU awards.

[4]	Amounts set forth in this column represent the grant date fair value as determined pursuant to the guidance in FASB ASC Topic 718. We calculate the fair value for RSUs based on the closing price of our common stock on the date of grant multiplied by the number of shares granted. The grant date value shown for awards subject to performance conditions is based on “target” level achievement and the closing price of our common stock on date of grant.

Outstanding Equity Awards at Year-End

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2021, including the vesting dates for the portions of these awards that had not vested as of that date. All equity awards listed below were issued from our Equity Incentive Plans.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) [1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (#) [1]
Kenneth D. Tuchman	–	–	–	–	–	–		–	–	–
Richard Sean Erickson	09/08/2020	–	–	–	–	11,080	[2]	1,003,294	–	–
	09/08/2020	–	–	–	–	–		–	1,800 [8]	162,990
	03/03/2021	–	–	–	–	–		–	1,241 [9]	112,373
	07/01/2021	–	–	–	–	1,586	[3]	143,612	–	–
Judi A. Hand	06/15/2018	–	–	–	–	4,264	[4]	386,105	–	–
	03/06/2020	–	–	–	–	–		–	9,811 [8]	888,386
	07/01/2020	–	–	–	–	11,479	[5]	1,039,423	–	–
	03/03/2021	–	–	–	–	–		–	4,729 [9]	428,211
	07/01/2021	–	–	–	–	5,888	[3]	533,158	–	–
Margaret B. McLean	06/15/2018	–	–	–	–	1,897	[4]	171,773	–	–
	03/04/2020	–	–	–	–	1,835	[6]	166,159	–	–
	03/06/2020	–	–	–	–	–		–	4,292 [8]	388,641
	07/01/2020	–	–	–	–	5,256	[5]	475,931	–	–
	03/03/2021	–	–	–	–	–		–	2,069 [9]	187,348
	07/01/2021	–	–	–	–	2,576	[3]	233,257	–	–
Regina M. Paolillo	06/15/2018	–	–	–	–	4,363	[4]	395,070	–	–
	03/06/2020	–	–	–	–	–		–	12,264 [8]	1,110,505
	07/01/2020	–	–	–	–	14,144	[5]	1,280,739	–	–
	03/03/2021	–	–	–	–	–		–	5,912 [9]	535,332
	07/01/2021	–	–	–	–	7,360	[3]	666,448	–	–
Dustin J. Semach	12/07/2020	–	–	–	–	13,918	[7]	1,260,275	–	–
	03/03/2021	–	–	–	–	–		–	1,330 [9]	120,432

[1]	The dollar amounts are determined by multiplying (i) the number of shares or units reported by (ii) $90.55 (the closing price of our common stock on December 31, 2021, the last trading day of 2021).

[2]	The unvested portion of this time-in-service-based RSU award vests in four installments beginning with 40 percent vesting on September 8, 2022 and three equal installments vesting on each anniversary thereafter, subject to continued employment.

[3]	The unvested portion of this time-in-service-based RSU award vests in four equal installments beginning on July 1, 2022 and on each anniversary thereafter, subject to continued employment.

[4]	The unvested portion of this time-in-service-based RSU award is scheduled to vest on June 15, 2022, subject to continued employment.

[5]	The unvested portion of this time-in-service-based RSU award vests in three equal installments beginning on July 1, 2022 and on each anniversary thereafter, subject to continued employment.

[6]	The unvested portion of this time-in-service-based RSU award vests in three equal installments beginning on March 4, 2022, and on each anniversary thereafter, subject to continued employment.

[7]	The unvested portion of this time-in-service-based RSU award vests in four installments beginning with 40 percent vesting on December 7, 2022 and three equal installments vesting on each anniversary thereafter, subject to continued employment.

[8]	In connection with the 2020 long-term incentive plan, the unvested portion of this performance-based RSU granted on March 6, 2020 and September 8, 2020 (issued to Mr. Erickson upon his hire) includes two measurement periods (fiscal years 2021 and 2022). Vesting is subject to (i) achievement of Revenue and Adjusted Operating Income with each performance target weighted 50% and (ii) the continued employment of the award holder.

[9]	In connection with the 2021 long-term incentive plan, the unvested portion of this performance-based RSU granted on March 3, 2021 includes one measurement period (fiscal years 2023). Vesting is subject to (i) achievement of Revenue and Adjusted Operating Income and (ii) the continued employment of the award holder.

Option Exercises and Stock Vested

The following table presents information regarding the vesting of RSUs and performance-based RSUs held by Named Executive Officers during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) [1]
Kenneth D. Tuchman	–	–	–	–
Richard Sean Erickson	–	–	–	–
Judi A. Hand	–	–	19,833	1,924,387
Margaret B. McLean	–	–	12,082	1,164,450
Regina M. Paolillo	–	–	21,609	2,092,115
Dustin J. Semach	–	–	–	–

[1]	The dollar amounts reflected above for value realized on stock awards’ vesting are determined by multiplying (i) the number of shares of common stock issued as a result of RSU vesting by (ii) the per-share price of our common stock as of market close on the date of vesting.

Potential Payments Upon Termination or Change in Control

The RSU agreements that the Named Executive Officers entered into prior and during 2018 have provisions for accelerated vesting, if there is a change in control of TTEC. For agreements entered into after 2018, accelerated vesting occurs only if Named Executives’ employment with the Company is terminated without cause during three months prior to a change in control event and from 12 to 24 months after such change in control event, depending on the executive.

Named Executive Officers are also entitled to certain severance and continuation of benefits, if they are terminated without cause during the above stated change in control termination window. The amount of severance varies among Named Executive Officers and is disclosed as part of Employment Agreement disclosures in this Proxy statement.

Change in Control Defined

A “change in control” is defined as the occurrence of any one of the following events:

•	Business Combination. Any consolidation, merger, or other similar transaction (a) involving TTEC, if TTEC is not the continuing or surviving corporation, or (b) which contemplates that all or substantially all of the business and/or assets of TTEC will be controlled by another corporation;

•	Sale of Substantially All Assets. Any sale, lease, exchange or transfer (in one transaction or several related transactions) of all or substantially all of the assets of TTEC (a “disposition”); provided, however, that the foregoing shall not apply to any disposition to a corporation with respect to which, following such disposition, more than 51 percent of the combined voting power of the then outstanding voting securities of such corporation is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of at least 51 percent of the then outstanding common stock and/or other voting securities of TTEC immediately prior to such disposition, in substantially the same proportion as their ownership immediately prior to such disposition;

•	Liquidation. Approval by the stockholders of TTEC of any plan or proposal for the liquidation or dissolution of TTEC, unless such plan or proposal is abandoned within 60 days following such approval;

•	Acquisition of 51% Interest. Acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 51 percent or more of the outstanding shares of voting stock of TTEC; provided, however, that for purposes of the foregoing, “person” excludes Kenneth D. Tuchman and his affiliates; provided further, that the foregoing shall exclude any such acquisition (a) by any person made directly from TTEC, (b) made by TTEC or any subsidiary, or (c) made by an employee benefit plan (or related trust) sponsored or maintained by TTEC or any subsidiary; or

•	Control of the Board. If, during any period of 15 consecutive calendar months commencing at any time on or after the RSU or option grant date, those individuals (the “continuing directors”) who either (a) were directors of TTEC on the first day of each such 15-month period, or (b) subsequently became directors of TTEC and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the continuing directors then on TTEC’s Board of Directors, cease to constitute a majority of the Board of Directors of TTEC.

The following table lists the Named Executive Officers and the estimated amounts they would have become entitled to on December 31, 2021: (a) upon termination without cause or resignation for good cause; (b) upon termination for cause or voluntary resignation; (c) upon death; (d) upon disability; and (e) upon a change in control occurring on such date:

Change in Control Table

Name		Termination Without Cause or Resignation for Good Cause ($)	Termination for Cause or Voluntary Resignation ($)	Death ($)	Disability ($) [1]	Termination in Connection with Change in Control ($)
Kenneth D. Tuchman	Cash	2	–	–	3,000	2
	Equity Acceleration [2]	–	–	–	–	–
	Continued Benefits [3]	128,554	–	–	–	128,554
	Accidental Death & Dismemberment Insurance (“AD&D”)	–	–	200,000	200,000	–
	Life Insurance	–	–	200,000 [5]	–	–
	Total	128,556	–	400,000	203,000	128,556

Richard Sean Erickson	Cash	187,500	–	–	3,000	187,500
	Equity Acceleration [2]	–	–	–	–	1,422,269
	Continued Benefits	–	–	–	–	–
	AD&D	–	–	200,000	200,000	–
	Life Insurance	–	–	200,000 [5]	–	–
	Total	187,500	–	400,000	203,000	1,609,769

Judi A. Hand	Cash	600,000	–	–	33,333	1,000,000
	Equity Acceleration [2]	–	–	–	–	3,408,617
	Continued Benefits [4]	22,654	–	–	–	22,654
	AD&D	38 [4]	–	200,000	200,000	38 [4]
	Life Insurance	3,127 [4]	–	4,200,000 [6]	–	3,127 [4]
	Total	625,819	–	4,400,000	233,333	4,434,436

Margaret B. McLean	Cash	562,500	–	–	31,250	937,500
	Equity Acceleration [2]	–	–	–	–	1,681,442
	Continued Benefits [4]	13,108	–	–	–	13,108
	AD&D	38 [4]	–	200,000	200,000	38 [4]
	Life Insurance	317 [4]	–	200,000 [5]	–	317 [4]
	Total	575,963	–	400,000	231,250	2,632,405

Regina M. Paolillo	Cash	637,500	–	–	35,417	1,062,500
	Equity Acceleration [2]	–	–	–	–	4,154,760
	Continued Benefits [4]	9,676	–	–	–	9,676
	AD&D	38 [4]	–	200,000	200,000	38 [4]
	Life Insurance	317 [4]	–	200,000 [5]	–	317 [4]
	Total	647,531	–	400,000	235,417	5,227,291

Dustin J. Semach	Cash	500,000	–	–	33,333	600,000
	Equity Acceleration [2]	–	–	–	–	1,380,706
	Continued Benefits [4]	16,646	–	–	–	16,646
	AD&D	38 [4]	–	200,000	200,000	38 [4]
	Life Insurance	317 [4]	–	200,000 [5]	–	317 [4]
	Total	517,001	–	400,000	233,333	1,997,707

[1]	Represents one month of short-term disability. Under the employment agreements of Hand, McLean, Paolillo and Semach, they are eligible to receive their full salary for the first 90 days of disability. The amount reflected represents one-month salary for disability.

[2]	Upon a termination in connection with a change in control, the dollar amounts set forth in this row represent the number of unvested RSUs that would vest upon a termination in connection with a change in control multiplied by $90.55, the closing price of our common stock on December 31, 2021 (the last trading date of 2021), the target (100%) fair-market value remaining under the total 2019 long-term incentive plan that includes one measurement period (2021), the target (100%) fair-market value for the total 2020 long-term incentive plan that includes two measurement periods (2021 and 2022) and the target (100%) fair-market value for the total 2021 long-term incentive plan that includes one measurement period (2023).

[3]	Pursuant to his employment agreement, Mr. Tuchman is entitled to receive the value of “continued benefits,” including personal use of the Company aircraft, an automobile allowance, executive health, dental and vision insurance premiums, life insurance premiums, deferred death benefits and 401(k) plan matching contributions, equal to two times the value at time of separation. For purposes of the auto allowance and aircraft, each such benefit will be determined as reported in the summary compensation table of the Company’s proxy statement for the prior year.

[4]	Under the employment agreements of Hand, McLean, Paolillo and Semach, they are eligible to receive 12 months of benefit continuation at the same level of welfare and health benefits in place prior to termination of employment. The dollar amounts set forth represent the cost of benefit coverage in place at December 31, 2021.

[5]	Includes $200,000 of basic life insurance provided by the Company.

[6]	Includes $200,000 of basic life insurance and a $4 million executive life insurance policy provided by the Company.

2021 CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our principal executive officer, Chairman and CEO Kenneth Tuchman, and the ratio of these two amounts.

For 2021, we used the same median employee that was identified in 2020 since there has been no significant change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in the pay ratio disclosure.

For 2020, to determine the CEO pay ratio, we first identified our median employee. We selected October 1, 2020, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonable timeframe. In determining the employee population to be used to calculate the compensation of the median employee, we included employees in all countries. TTEC is a global company, with complex operations worldwide with more than half of its employees located outside of United States, the country in which our headquarters office is located. As of October 1, 2020, TTEC’s workforce consisted of approximately 54,551 full-time, part-time, and temporary/seasonal employees.

We utilized 2020 actual cash compensation (base wages + allowances/premiums + variable incentives) for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees. We do not grant equity to a large percentage of our employee population, so using actual cash compensation is representative. We included all of our full-time, part-time, and temporary/seasonal employees globally, but excluded our CEO. We annualized the compensation for all full-time and part-time employees who did not work for us for the entire fiscal year. Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes which rely on forecasted rates. The forecasted rates are based on historical rate trends, external market data and other factors. We did not make any cost-of-living adjustments.

In 2021, we calculated annual total compensation for this employee using the same methodology we use for our Named Executive Officers as set forth in the 2021 Summary Compensation Table included in this Proxy Statement. Based on this calculation, our median employee’s annual total compensation for 2021 was $8,464. Our CEO’s annual total compensation for 2021 was $632,135. As a result, the ratio of our CEO’s annual total compensation for 2021 to that of our median employee’s annual total compensation for 2021 is 75 to 1. While our pay ratio was 75 to 1, it is important to note that the annual base salary for our CEO is $1.00. The majority of Mr. Tuchman’s 2021 compensation is related to market gains in the nonqualified deferred compensation plan.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2021, the number of shares of our common stock to be issued upon exercise of outstanding options, RSUs, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity-based compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, RSUs, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	885,612 [1]	–	3,168,003
Equity compensation plans not approved by security holders	–	–	–
Total	885,612 [1]		3,168,003

1	Reflects 694,179 RSUs/PRSUs outstanding under the 2020 equity incentive plan and 191,433 RSUs/PRSUs outstanding under the 2010 equity incentive plan. 3,168,003 shares are available for issuance under the 2020 equity incentive plan.

COMPENSATION COMMITTEE REPORT

We evaluate and establish compensation for TTEC executive officers and oversee the equity-based compensation plans, performance-based cash incentive plans, and other management incentives and perquisite programs. We also considered the impact of the COVID-19 pandemic on the performance of the Company and executive compensation.

The Committee reviewed and discussed with the Company’s management the entitled “Compensation Discussion and Analysis” (“CD&A”) materials presented in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as incorporated by reference from this Proxy Statement.

Compensation Committee
Tracy L. Bahl,	Chair
Gregory A. Conley
Robert N. Frerichs

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1: Election of Directors

We are seeking your support to elect eight Board member candidates who we have nominated for the 2022-2023 Board cycle. We believe that these candidates have qualifications and experience appropriate for a public technology and business process outsourcing company with a global operational footprint. The Board believes that the nominees have the experience and perspective to guide the Company as we continue our transformation from a customer care business process outsourcing company to a global integrated customer engagement technology and digital solutions service provider. The candidates also have the experience necessary to support TTEC as we compete in global markets, innovate, and adjust to rapidly changing technologies and client demands. Each member of our Board is elected for a term of one year. Our Board, on the recommendation of the Nominating and Governance Committee, is recommending to stockholders that the following candidates be elected to the Board at the 2022 Annual Meeting. The candidates are current TTEC directors and each of the eight director-nominees has confirmed his or her willingness to serve.

Director	Age	Director Since	Independent	Qualifications
Kenneth D. Tuchman	62	1994

•   Business Transformation Experience

•   Capital Markets or M&A Experience

•   ESG Experience

•   Global Experience

•   Industry Experience

•   Operator or CEO Experience

•   Public Company CEO or Board Experience

•   Risk Management Experience

•   Service Industry Experience

•   Technology Sector Experience

•   TTEC Founder

Steven J. Anenen	69	2016	✓

•   Business Transformation Experience

•   Capital Markets or M&A Experience

•   Global Experience

•   Industry Experience

•   Operator or CEO Experience

•   Public Company CEO or Board Experience

•   Risk Management Experience

•   Service Industry Experience

Tracy L. Bahl	60	2013	✓

•   Business Transformation Experience

•   Capital Markets or M&A Experience

•   Industry Experience

•   Operator or CEO Experience

•   Public Company Audit Experience

•   Public Company CEO or Board Experience

•   Risk Management Experience

•   Service Industry Experience

Gregory A. Conley	67	2012	✓

•   Business Transformation Experience

•   Capital Markets or M&A Experience

•   Global Experience

•   Industry Experience

•   Operator or CEO Experience

•   Public Company Audit Experience

•   Public Company CEO or Board Experience

•   Risk Management Experience

•   Service Industry Experience

•   Technology Sector Experience

Robert N. Frerichs	70	2012	✓

•   Business Transformation Experience

•   Capital Markets or M&A Experience

•   Global Experience

•   Industry Experience

•   Operator or CEO Experience

•   Public Company Audit Experience

•   Public Company CEO or Board Experience

•   Public Sector

•   Risk Management Experience

•   Service Industry Experience

•   Technology Sector Experience

Marc L. Holtzman	62	2014	✓

•   Business Transformation Experience

•   Capital Markets or M&A Experience

•   ESG Experience

•   Global Experience

•   Industry Experience

•   Operator or CEO Experience

•   Public Company CEO or Board Experience

•   Public Company Audit Experience

•   Risk Management Experience

•   Service Industry Experience

Gina L. Loften	56	2021	✓

•   Business Transformation Experience

•   Diversity

•   Capital Markets or M&A Experience

•   ESG Experience

•   Global Experience

•   Industry Experience

•   Public Sector

•   Public Company CEO or Board Experience

•   Risk Management Experience

•   Service Industry Experience

•   Technology Sector Experience

Ekta Singh-Bushell	50	2017	✓

•   Business Transformation Experience

•   Diversity

•   ESG Experience

•   Global Experience

•   Public Company Audit Experience

•   Public Company CEO or Board Experience

•   Public Sector

•   Risk Management Experience

•   Service Industry Experience

•   Technology Sector Experience

Limits on Director Service on Other Public Company Boards

TTEC has a highly effective and engaged Board, and we believe that our directors' service on other companies’ boards enables them to contribute valuable knowledge and perspective to TTEC’s Board activities. Nonetheless, the Board is sensitive to the external obligations of its directors and the potential for overboard to compromise their ability to effectively serve the Company. Our Corporate Governance Guidelines limit each director's service on other boards of public companies to a number that permits them, given their individual circumstances, to responsibly perform all director duties and, in all events, this service may not exceed four other boards. Further, the ability of each director to devote sufficient time and attention to director duties is expressly considered as part of the annual Board evaluation process, which aims to evaluate the effectiveness and engagement of TTEC’s directors.

While the Board considers its directors' outside directorships during this evaluation process, the Board recognizes that this is one of many outside obligations which could potentially impair a director's capacity to dedicate sufficient time and focus to their service on the TTEC Board. As such, the Board evaluates many factors when assessing the effectiveness and active involvement of each director. Such other factors include:

●	The director's attendance at Board and committee meetings.

●	The director's participation and level of engagement during these meetings.

●	The role played by the director on the Board, as well as on the other boards, including committee membership and chairmanship.

●	The experience and expertise of the director, including both relevant industry experience and service on other public company boards, which enable the director to serve on multiple boards effectively.

Directors Term, Availability and Ability to Serve

We schedule our Board and committee meetings up to a full year in advance to ensure directors’ availability and maximum participation. Directors serve for one-year terms; accordingly, there is an opportunity to evaluate annually each director's ability to serve.

If any of the nominees become unable or unwilling to serve, shares represented by valid proxies will be voted FOR the election of such other person as our Board may nominate, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy. Those elected to the TTEC Board at the 2022 Annual Meeting of Stockholders are expected to hold office until the next Annual Meeting when their successors are duly elected and qualified.

Nominations of Directors

While our Board and its Nominating and Governance Committee have not set specific minimum qualifications for director qualifications, they believe that it is important that TTEC directors, as a group, have the following attributes:

●	Exceptional business savvy and leadership experience;

●	Highest integrity;

●	Exceptional business judgment proven in prior roles;

●	Public company board or operational experience;

●	Diversity of perspectives;

●	Global/international experience;

●	Industry and technical experience relevant to TTEC’s business and aligned with its growth strategy;

●	Financial expertise;

●	Risk management experience;

●	Technology, digital, artificial intelligence, and machine learning experience;

●	Knowledge of our client verticals;

●	Objective, independent, and pragmatic approach to business decisions;

●	Willingness to devote time and attention to TTEC’s affairs and its stockholders’ interests; and

●	Appreciation of the role of the corporation in society and commitment to sustainable business strategy and social responsibility.

As part of the nomination process, the Nominating and Governance Committee carefully considers strategic objectives of the Company and evaluates them against the Board composition and skill set of each director. The Nominating and Governance Committee considers potential candidates for membership on the Board of Directors throughout the year based on the recommendations brought forward by members of the Board, members of management, professional executive search firms, and stockholders. When evaluating candidates for recommendation to stand for election to the Board, the Nominating and Governance Committee considers each potential nominee’s skills, experience in areas of current significance to the Company, diversity, independence, the Board’s skills and dynamic as a group, and the candidate’s ability to devote adequate time to the Board’s duties. Candidates selected by the Nominating and Governance Committee are recommended to our Board for consideration and the Board recommends the candidates as a nominated slate to stockholders.

The Nominating and Governance Committee will consider stockholder recommendations for Board candidates if the names and qualifications of such candidates are submitted in writing to our Corporate Secretary in accordance with our Amended and Restated Bylaws, applicable rules and regulations of the SEC and NASDAQ Stock Market and the notice provisions for stockholder proposals discussed in the section entitled “Stockholder Submission of Nominations and Proposals”. The Nominating and Governance Committee considers properly submitted stockholders’ nominees in the same manner as it evaluates other candidates.

2022 Director Nominees

Kenneth D. Tuchman

Age: 62

Director since 1994

TTEC Board Committees:

•    Executive (Chair)

Directorships:

•     Tuchman Family Foundation

•     Wapiti Oil & Gas II, LLC

•     Aurea Medical, LLC

•     Denver Center for the Performing Arts

Mr. Tuchman has more than 35 years of experience in the business process outsourcing industry, driving innovation growth and profitability in all economic cycles. As the founder and the controlling stockholder of TTEC, Mr. Tuchman is an essential member of our Board of Directors.

Mr. Tuchman founded TTEC’s predecessor company in 1982 and has served as the Chairman of the Board since 1994. Mr. Tuchman served as TTEC Chief Executive Officer from 1994 until 1999 and resumed the position in 2001.

Steven J. Anenen

Age: 69

Director since 2016

TTEC Board Committees:

•      Nominating and Governance

•      Executive

Past Directorships:

•      CDK Global (NASDAQ:CDK)

•      DealerSocket

Mr. Anenen’s extensive experience as a senior executive at a global public technology company, and his chief executive and his automotive industry and technology experience bring relevant and necessary skills, experience, and perspective to our Board.

In 2014, Mr. Anenen led the spin-off of the Automatic Data Processing (NASDAQ:ADP) Dealer Services Group to create CDK Global (NASDAQ:CDK); and served as its CEO between 2014 and 2016. Prior to the CDK spin-off, Mr. Anenen spent almost 40 years with ADP, serving as the president of ADP Dealer Services, a leading provider of technology solutions to the automotive industry, between 2004 and 2014. During his tenure with ADP, Mr. Anenen oversaw the global expansion of the business into more than 100 countries, grew the dealer services business to over $2 billion in revenue, and led the transition to digital through the transformational acquisitions.

Tracy L. Bahl

Age: 60

Director since 2013

TTEC Board Committees:

•      Compensation (Chair)

•      Nominating and Governance

Directorships:

•      andros*

•      Glooko, Inc.

Past Directorships:

•      MedExpress

•      Gustavus Adolphus College

Mr. Bahl’s extensive experience in the healthcare industry, his public company and private equity experience bring relevant and necessary skills, experience, and perspective to our Board.

Since 2020, Mr. Bahl serves as an operating partner for the healthcare group at Welsh, Carson, Anderson & Stowe, a private equity firm specializing in healthcare and technology investments (WCAS); and as a managing partner for Valtruis, and member of the board of directors for Wayspring Health, Oncology Care Partners, and Cricket Health, WCAS' portfolio companies.

Previously, Mr. Bahl served as the president and CEO of OneOncology, a General Atlantic portfolio company that provides administrative, operational, and scientific support to oncology practices throughout the U.S. Between 2013 and 2018, Mr. Bahl served as executive vice president, health plans for CVS Health. From 2007 to 2013, he served as a special advisor to General Atlantic, supporting various of its portfolio companies in leadership roles. Prior to 2007, Mr. Bahl held various senior executive positions as part of UnitedHealth Group, and at CIGNA Healthcare.

Gregory A. Conley

Age: 67

Director since 2012

TTEC Board Committees:

•      Audit (Chair)

•      Compensation

Directorships:

•      CSG International (NASDAQ:CSGS)

•      Travelport Worldwide Ltd.

Past Directorships:

•      HaulHound.com

•      Odyssey Group, SA

•      Verio, Inc.

•      Tanning Technology Corporation (NASDAQ:TANN)

Mr. Conley’s extensive public company experience as board member and chief executive officer and as a director of several technology companies, his leadership in technology innovation, and his legal experience bring relevant and necessary skills, experience, and perspective to our Board.

Between 2012 and 2014, Mr. Conley served as the CEO of Aha! Software, LLC, a predictive analytics, and cloud computing company. Between 2009 and 2011, Mr. Conley served as the CEO of Odyssey Group, SA, a European-based technology services and software company, and oversaw the sale of the company to Temenos Group AG. Between 2004 and 2005, Mr. Conley was the president and CEO of Verio, Inc., a leading global provider of hosting and network services and a subsidiary of Nippon Telephone & Telegraph. From 2001 to 2003, Mr. Conley was the president and CEO Tanning Technology Corporation, a NASDAQ listed information technology solutions provider, sold to Platinum Equity in 2003. Prior to 2001, Mr. Conley was a senior executive responsible for e-markets, travel, and transportation at International Business Machines (NYSE:IBM) and an attorney at Covington & Burling LLP.

Robert N. Frerichs

Age: 70

Director since 2012

TTEC Committees:

•      Nominating and Governance (Chair)

•      Audit

•      Compensation

Directorships:

•      Wedgewood Enterprises Corporation

Past Directorships:

•      Accenture (NYSE:ACN)

•      Merkle, Inc.

•      Avanade (a JV between Accenture and Microsoft)

•      Cyandia, Inc.

Mr. Frerichs’ extensive global business experience, his public company and consulting industry experience, and his financial credentials bring relevant and necessary skills, experience, and perspective to our Board.

Mr. Frerichs spent 36 years with Accenture (NYSE:ACN) in various leadership roles including group chief executive for North America, chief risk officer and chief operating officer of the communication and high-tech operating group, and chairman of the capital committee; culminating his career as the International Chairman of Accenture, Inc. Between 2012 and 2013, Mr. Frerichs was the chairman of the Aricent Group, a global innovation and technology services company.

Mr. Frerichs is a Certified Public Accountant.

Marc L. Holtzman

Age: 62

Director since 2014

Directorships:

•      Astana Financial Services Authority

•      CBZ Holdings Ltd.

•      Bank of Kigali

•      Duddell Street Acquisition Corp. (NASDAQ:DSAC)

Past Directorships:

•      KazKommertsBank

•      FTI Consulting (NYSE:FCN)

Mr. Holtzman’s extensive international experience along with his financial, investment banking, and public company board experience bring relevant and necessary skills, experience, and perspective to our Board.

Mr. Holtzman served as the chairman of Meridian Capital HK, a Hong Kong private equity firm from 2012 until 2014, and as the executive vice chairman of Barclays Capital from 2008 and 2012. Between 2003 and 2005, Mr. Holtzman was president of the University of Denver. He also served in the cabinet of Colorado Governor Bill Owens as Secretary of Technology between 1999 and 2003

Gina L. Loften

Age: 56

Director since 2021

Directorships:

•      Teachers Insurance & Annuity Association of America (TIAA)

•      Thoughtworks Holding, Inc. (NASDAQ:TWKS)

•      Modernizing Medicine, Inc.

•      Foursquare Labs Inc.

Past Directorships:

•      Rise Against Hunger

•      George Mason University research foundation.

Ms. Loften’s extensive experience in technology, cyber security, public sector, business transformation credentials, and diversity bring relevant and necessary skills, experience, and perspective to our Board.

Ms. Loften most recently served as chief technology officer for Microsoft USA (NASDAQ:MSFT), the position from which she retired in 2021. Prior to Microsoft, since 2004, Ms. Loften served in roles of growing responsibility with IBM (NYSE:IBM), including global consulting leader in cloud application innovation for IBM Global Business Services, chief innovation officer for IBM Research, and global public sector leader for IBM Watson Group.

In considering Ms. Loften’s nomination to the Board for 2022, the Board’s Nominating and Governance Committee evaluated all of her board commitments and determined that they, in the aggregate, do not interfere with her commitments to TTEC. Moreover, the Committee determined that the knowledge and experience that Ms. Loften attains from these additional commitments provide an important dimension to TTEC Board, especially in the technology, human capital, and healthcare disciplines which are directly relevant to TTEC’s business.

Ekta Singh-Bushell

Age: 50

Director since 2017

TTEC Board Committees:

•     Audit

•     Nominating and Governance

Directorships:

•     Chargepoint Holdings, Inc. (NYSE:CHPT)

•     Huron Consulting Group (NASDAQ:HURN)

•     Net 1 UEPS Technologies, Inc. (NASDAQ:UEPS)

•     Datatec Limited (JSE:DTC)

•     Women’s Health Access Matters

Past Directorships:

•     Designer Brands, Inc. (NYSE:DBI – retiring effective May 2022)

Ms. Singh-Bushell’s experience in finance, audit, technology, and cyber security, as well as her international experience and ESG credentials bring relevant and necessary skills, experience, and perspective to our Board.

From 2016 to 2017, Ms. Singh-Bushell served as deputy to the first vice president, chief operating officer executive office, at the Federal Reserve Bank of New York. Prior to 2016, Ms. Singh-Bushell spent more than 20 years at Ernst & Young, serving in various leadership roles including global IT Effectiveness leader, US innovation & digital strategy leader; and chief Information security officer.

Ms. Singh-Bushell is a Certified Public Accountant and holds advanced international certifications in governance, information systems security, audit, and controls; and is an FSA (fundamentals of sustainability account) credential holder.

In considering Ms. Singh-Bushell’s nomination to the Board for 2022, the Board’s Nominating and Governance Committee evaluated all of Ms. Singh-Bushell’s board commitments and determined that they, in the aggregate, do not interfere with her commitments to TTEC. Moreover, the Committee determined that the knowledge and experience that Ms. Singh-Bushell attains from these additional commitments provide an important dimension to TTEC Board, especially in the healthcare, financial services, and retail areas which are all directly relevant to TTEC’s business.

Board Diversity Matrix
Board Size:
Total Number of Directors		8
Gender:
	Female	Male	Non-Binary	Did not Disclose Gender
Directors	2	6	-	-
Number of Directors who identify in Any of the Categories Below:
African American or Black	1	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian (other than South Asian)	-	-	-	-
South Asian	1	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	-	6	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+ (none have self-identified)		-
Persons with Disabilities (none have self-identified)

Required Vote

The eight director nominees receiving the highest number of affirmative votes of the outstanding shares of common stock present or represented by proxy and voting at the Annual Meeting will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Recommendation of the Board

Our Board recommends that you vote “FOR” all of the nominees for election to our Board.

PROPOSAL 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (PwC) served as TTEC’s independent registered public accounting firm in 2021. The Audit Committee of the Board determined that the current audit team, supported by PwC’s partners experienced with TTEC business in key countries where TTEC has material operations, and other PwC subject matter experts, have the appropriate level of professional expertise to oversee the completion of the TTEC annual independent audit. Although the Audit Committee has the sole authority to appoint the independent auditor, the Audit Committee continues its long-standing practice of recommending that the Board ask the stockholders to ratify the appointment of the independent auditor.

In accordance with its charter, the Audit Committee of our Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2022 and recommends to the stockholders that they ratify this appointment. If the appointment is not ratified by our stockholders, the Audit Committee may consider whether it should appoint another independent registered public accounting firm. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, where they will be available to respond to stockholders’ questions.

Fees Paid to Accountants

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since May of 2007. The following table shows the fees for the audit and other services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2021 and 2020 (amounts in thousands).

	2021	2020
Audit fees	$ 4,145	$ 3,883
Audit-related fees	$ -	$ -
Tax fees	$ -	$ 159
All other fees	$ 135	$ 117
Total	$ 4,280	$ 4,159

Audit Fees

This category includes the audit of our annual financial statements; review of financial statements included in our quarterly reports on Form 10-Q; the audit of management’s assessment of the effectiveness of our internal controls over financial reporting, as well as the audit of the effectiveness of our internal control over financial reporting included in our 2021 Annual Report on Form 10-K and as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for current and prior years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees

This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” Audit-related fees included accounting consultations and other attestation procedures.

Tax Fees

This category consists of professional services rendered by the independent registered public accounting firm, primarily in connection with our tax planning and compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees

This category consists of professional services related to human capital and expatriate services and other nonrecurring miscellaneous services.

The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services is compatible with their independence and determined that it is compatible. All of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to its policy on pre-approval of audit and permissible non-audit services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by PricewaterhouseCoopers LLP to us must be permissible under Section 10A of the Securities Exchange Act of 1934, as amended, and must be pre-approved in advance by the Audit Committee. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit service projects with a total cost of up to $200,000 per fiscal year. However, if pre-approval is obtained from the Audit Committee Chair, the service may be performed but must be ratified by the Audit Committee at the next scheduled meeting. In accordance with this policy, the Audit Committee pre-approved all services performed and to be performed by PricewaterhouseCoopers LLP.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022 requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation of the Board and the Audit Committee

Our Board and the Audit Committee recommend that you vote “FOR” Proposal 2.

ADDITIONAL INFORMATION

Stockholder Submission of Nominations and Proposals

In order for a proposal of a stockholder to be included in the Proxy Statement and form(s) of proxy relating to our 2023 Annual Meeting of Stockholders, the proposal must be in writing and received by our Corporate Secretary at 9197 South Peoria Street, Englewood, Colorado 80112, no later than December 12, 2022. Timely receipt of a stockholder’s proposal will satisfy only one of the various conditions established by the SEC for inclusion in our proxy materials. Stockholders who wish to have their proposals included in our proxy materials must meet the eligibility requirements as provided in the SEC’s Shareholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of the Rule and with our Bylaws to be included in our proxy materials.

If a stockholder wishes to present a proposal at the 2023 Annual Meeting of Stockholders and this proposal is not intended to be included in the related proxy statement and form of proxy, or this stockholder intends to submit a director nomination at the 2023 Annual Meeting of Stockholders, our Bylaws require that the stockholder notify us in writing on or before February 25, 2023, but no earlier than January 26, 2023. The notice must include the information required by our Bylaws, which may be obtained on our website at ttec.com under the “Investors” and “Corporate Governance” tabs. If the stockholder does not meet the applicable deadline or comply with the requirements found in the SEC’s Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

Other Business

We know of no other matter to be acted upon at the 2022 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, however, the persons named in the accompanying proxy card as proxies for the holders of our common stock will vote thereon in accordance with their best judgment.

Annual Report

Our 2021 Annual Report is being delivered to the stockholders together with this Proxy Statement. The Annual Report is not part of the proxy materials, however. Additional copies of our 2021 Annual Report may be obtained without charge upon request made to TTEC Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado 80112, Attention: Investor Relations.

By Order of the Board of Directors

KENNETH D. TUCHMAN

Chairman and Chief Executive Officer

Englewood, Colorado

April 11, 2022

TTEC Holdings, Inc. (NASDAQ:TTEC) is one of the largest, global CX (customer experience) technology and services innovators for end-to-end, digital CX solutions. The Company delivers leading CX technology and operational CX orchestration at scale through its proprietary cloud-based CXaaS (Customer Experience as a Service) platform. Serving iconic and disruptive brands, TTEC's outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step of the customer journey. Leveraging next gen digital and cognitive technology, the Company’s Digital business designs, builds, and operates omnichannel contact center technology, conversational messaging, CRM, automation (AI / ML and RPA), and analytics solutions. The Company’s Engage business delivers digital customer engagement, customer acquisition & growth, content moderation, fraud prevention, and data annotation solutions.

Founded in 1982, the Company’s singular obsession with CX excellence has earned it leading client NPS scores across the globe. The Company's nearly 65,000 employees operate on six continents and bring technology and humanity together to deliver happy customers and differentiated business results.

To learn more about how TTEC is bringing humanity to the customer experience, visit ttec.com.

Corporate Headquarters

9197 South Peoria Street

Englewood, CO 80112-5833

+1.303.397.8100 or 1.800.835.3832

ttec.com

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D73696-P68061 For Against Abstain For Against !! ! 9197 SOUTH PEORIA STREET ENGLEWOOD, CO 80112 TTEC HOLDINGS, INC. 1a. Kenneth D. Tuchman 1c. Tracy L. Bahl 1d. Gregory A. Conley 1e. Robert N. Frerichs 1f. Marc L. Holtzman 1g. Gina L. Loften 1h. Ekta Singh-Bushell 1b. Steven J. Anenen NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxy will be voted FOR all of the Board of Directors' nominees and FOR Proposal 2. 1. Election of Director Nominees The Board of Directors recommends you vote FOR the following: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ﬁduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized ofﬁcer. 2. The ratification of the appointment of PricewaterhouseCoopers LLP as TTEC's independent registered public accounting ﬁrm for 2022. 3. Such other business as may properly come before the meeting or any adjournment thereof. !! ! !! ! !! ! !! ! !! ! !! ! !! ! For Against Abstain !! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 24, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TTEC2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 24, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE Z

D73697-P68061 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and TTEC Annual Report on Form 10-K and related information including TTEC CEO's Letter to Stockholders are available at www.proxyvote.com. Please date, sign and mail your proxy card in the enclosed envelope as soon as possible. This Proxy is Solicited on Behalf of The Board of Directors of TTEC HOLDINGS, INC. The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints KENNETH D. TUCHMAN and MARGARET B. McLEAN, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of TTEC HOLDINGS, INC. owned of record by the undersigned at the 2022 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/TTEC2022 on May 25, 2022 at 10:00 a.m., MDT, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof. The proxies, or each of them, in their discretion, are authorized to vote for the election of a person nominated to the Board of Directors if any nominee named herein becomes unable to serve or if for any reason whatsoever, another nominee is required, and the proxies, or each of them, in their discretion, are further authorized to vote on other matters which may properly come before the 2022 Annual Meeting and any adjournments or postponements thereof. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote these shares unless you sign and return this card. Continued and to be signed on reverse side